EXHIBIT A

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  Y

Check the appropriate box:

[X]  Preliminary Proxy Statement                   Confidential, for Use of the
[ ]  Definitive Proxy Statement                    Commission Only (as permitted
 Y   Definitive Additional Materials                  by Rule 14a-6(e)(2))   Y
 Y   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            IBW Financial Corporation
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):  [X]   No fee required.

 Y Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1. Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

         2. Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

         4. Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

         5. Total Fee Paid:

            --------------------------------------------------------------------

 Y       Fee paid previously with preliminary materials:

 Y Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1. Amount Previously Paid:

         2. Form, Schedule or Registration Statement No.:

         3  Filing Party:

         4. Date Filed:

                            IBW FINANCIAL CORPORATION
                               4812 GEORGIA AVENUE
                             WASHINGTON, D.C. 20011

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD _______, 2004

TO THE SHAREHOLDERS OF IBW FINANCIAL CORPORATION:

         A Special Meeting of Shareholders of IBW Financial Corporation, a District of Columbia corporation (the "Company"), will be held in the Board Room at the Company's executive offices, located at 4812 Georgia Avenue, Washington, D.C., on_______, 2004 at 5:00 pm for the following purposes:

         1. To consider and approve a amendments to the Articles of Incorporation that would effect a one for 101 reverse split of the common stock, immediately followed by a 101 for one forward split, in order to reduce the number of shareholders of record to fewer than 300 and permit the Company to cease reporting under the Securities Exchange Act of 1934.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

         If the proposed amendments to the Articles of Incorporation becomes effective, then (1) upon effectiveness, each holder of 100 or fewer shares will be entitled to receive cash at a rate of $36.50 per pre-amendment share, and will have no further rights as a shareholder, and (2) and remaining shareholders will own the same number of shares as they did prior to the effectiveness of the amendment.

         Shareholders do not have the right to dissent from, or to assert dissenters' rights in connection with, the amendments.

         Shareholders of record as of the close of business on _________, 2004 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                              By Order of the Board of Directors


                                              Clinton W. Chapman, Chairman


_______, 2004

         PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

                            IBW FINANCIAL CORPORATION
                               4812 Georgia Avenue
                              Washington, DC 20011

                         -------------------------------
                         SPECIAL MEETING OF SHAREHOLDERS
                                 PROXY STATEMENT

                         -------------------------------

                                  INTRODUCTION

         This Proxy Statement is being sent to holders of the common stock, $0.01 par value per share, of IBW Financial Corporation, a District of Columbia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held at 5:00 p.m. on __________, 2004, and at any adjournment or postponement of the meeting, for the purposes of

         (1) considering and approving amendments to the Articles of Incorporation that would effect a one for 101 reverse split of the common stock, immediately followed by a 101 for one forward split, in order to reduce the number of shareholders of record to fewer than 300 and permit the Company to cease reporting under the Securities Exchange Act of 1934; and

         (2) transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

         The meeting will be held in the Board Room at the executive offices of the Company, located at 4812 Georgia Avenue, Washington D.C. The Company's phone number at that address is 202-722-2000.

         This Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company on or about __________, 2004. As of that date there were 668,360 shares of common stock outstanding and entitled to vote.

         The cost of this proxy solicitation is being paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or the Bank, who will not receive any additional compensation for these services. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION PROPOSED HEREIN OR DETERMINED WHETHER THIS PROXY STATEMENT IS ACCURATE OR COMPLETE. THE SEC HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION CONTEMPLATED HEREBY OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

         This summary highlights selected information from this proxy statement regarding the proposed reverse/forward split and may not contain all of the information that is important to you. For a more complete description of the terms and conditions of the amendments to our articles of incorporation resulting in the reverse/forward split, you should carefully read this entire document, the attachments and any other documents to which we refer.

     o Why is the Company proposing the amendments and the reverse/forward split?

     The purpose of the amendments and the reverse/forward split is to reduce the number shareholders of record below 300, which will enable the Company to terminate the registration of the common stock, and stop reporting under, the Securities Exchange Act of 1934. By terminating the Company's registration under that Act, the Company hopes to achieve significant savings in expenditures for legal and accounting costs related to the reporting process and shareholder communications costs, as well as enable management, employees and the Board of Directors to focus on the operation and management of the Company's business, rather than the reporting processes and the supervisory and regulatory structures and procedures which have recently been implemented. See "Amendments to the Articles of Incorporation - Background and Fairness of the Proposal" at page 8.

     o   What is the impact of not being a reporting company?

     After the effectiveness of the amendments, the Company will no longer prepare or file quarterly, annual or other reports and proxy statements with the Securities and Exchange Commission. The reports which the Company will distribute may not contain all of the information which is contained in the annual report and proxy statements the Company currently distributes. Additionally, the common stock will not be eligible for quotation or listing on any stock exchange or organized market. The common stock is not currently listed for trading on any organized market, and no broker or dealer regularly offers to make a market in the common stock. See "Amendments to the Articles of Incorporation - Deregistration Under the 1934 Act" at page 7 and "Market for Common Stock and Dividends" at page 21.

     o What will I receive if the amendments and reverse/forward split are approved?

         If the amendments and reverse/forward split are approved by shareholders and become effective:

              o Holders of 100 or fewer shares before the effectiveness of the amendments will receive $36.50 in cash per pre-amendment share. The number of shares will be calculated by adding all shares registered in the same manner. Shares held in street name will not be aggregated with shares registered in your own name, and shares owned by related persons or in different capacities will not be aggregated. See "Amendment to the Articles of Incorporation - Manner of Calculating Ownership" at page 8 and "- Effect of the Amendments and Reverse/Forward Split" at page 6.

              o Holders of 101 or more shares will continue as shareholders of the Company and will hold the same number of shares of common stock following the reverse/forward split as they held prior to the amendments. The percentage ownership interest of all continuing shareholders will be proportionately increased as a result of the elimination of shares held by persons who held 100 or fewer shares. Continuing shareholders will not receive cash as a result of the amendment and reverse/forward split. See "Amendments to the Articles of Incorporation - Effect of the Amendments and Reverse/Forward Split" at page 6.

     o Does the board of directors believe that the amendments and reverse/forward split are fair?

              Yes. The Board of Directors believes that the amendments and the reverse/forward split are fair to and in the best interests of the Company and its shareholders. In reaching this conclusion, the board considered, among other things:

              o   the matters discussed under "Reasons for the Amendment";

              o the current financial position of the Company and its available sources of liquidity;

              o   the business and financial prospects for the Company;

              o the continuing costs of compliance with the Company's reporting obligations under the Exchange Act; and

              o the current and historical market prices for our common stock and the liquidity of the market for that common stock.

     o   Who is entitled to vote?

         Shareholders as of the close of business on __________, 2004, the record date, are entitled to vote at the meeting. Each share of common stock is entitled to one vote. See "Voting Rights and Proxies at page 4.

     o   How do I vote?

         Each shareholder should sign and date the enclosed proxy card and return it to us in the prepaid envelope. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the amendment, and in favor of the election of all nominees as director. If you own your shares through a bank, broker or other nominee, you must vote through your record holder. See Voting Rights and Proxies" at page 4.

     o   What vote is required to approve the amendments?

         The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock is required to approve the amendments and the reverse/forward split. Directors of the Company, and members of their families, having the power to vote approximately 49.6% of the outstanding shares have indicated that they intend to vote FOR the Amendments. As a result, approval of the amendments and reverse/forward split is almost assured.

     o   Do I have appraisal or dissenter's rights?

         No. There are no appraisal rights for any shareholder who dissents from approval of the proposed amendments and reverse/forward split under District of Columbia law or our governing documents.

     o What are the federal income tax implications of the amendments and reverse/forward split?

         The receipt of cash by holders of 100 or fewer shares will generally result in a taxable gain or loss to the holder for federal income tax purposes. Other than the cash payments for fractional shares, no gain or loss should generally be recognized by a shareholder. For more information, see "Amendments to the Articles of Incorporation - Federal Income Tax Consequences" at page 19.

     o   Should I send in my certificates now?

         No. After the effectiveness of the amendments and reverse/forward split, holders of 100 or fewer shares will be sent a letter of transmittal and instructions for submitting shares for payment. Holders of 101 or more shares will not be required to exchange their certificates.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

         Forward looking statements. This report and the information incorporated by reference herein, contains forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward looking statements can be identified by use of words such as "may," "will," "anticipates," believes," "expects," "plans," "estimates," "potential, "continue," "should" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward looking statements. The Company does not undertake to update any forward looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

                            VOTING RIGHTS AND PROXIES

VOTING RIGHTS

         Only shareholders of record at the close of business on ________, 2004, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had outstanding 668,360 shares of common stock, par value $1.00 per share, constituting the only class of voting stock outstanding, and held by approximately 527 shareholders of record. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

PROXIES

         If the enclosed form of proxy is properly executed and returned in time to be voted at the meeting, the shares represented thereby will be voted as specified by the shareholder executing the proxy. Shares represented by proxies for which no instruction is given will be voted FOR the amendments to Articles of Incorporation, and in the discretion of the holders of the proxies on all other matters properly brought before the meeting and any adjournment or postponement of the meeting. The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote any shares on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted on to that matter.

         Shareholders are requested to sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. A proxy may be revoked at any time prior to the voting thereof at the meeting by:

     o   granting of a later proxy with respect to the same shares,

     o providing written notice to B. Doyle Mitchell, Jr., President of the Company, at the address noted above, at any time prior to the vote, or

     o   voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.

         If your shares are not registered in your name, you will need additional information from your recordholder in order to vote in person at the meeting. Please see the voting form provided by your bank or broker for additional information about the voting of your shares.

         Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their recordholder to see which options are available. The Company is not independently providing telephone or internet voting. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

                             SELECTED FINANCIAL DATA

         The following tables sets forth summarized historical financial data for the Company. The information presented is based on historical financial statements for the Company. The financial and other data set forth below is not complete and should be read together with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements of the Company and notes, appearing in its Annual Report on Form 10-KSB for the year ended December 31, 2003, which is included as Appendix A to this proxy statement. See "Where You Can Find Additional Information About the Company and Documents Delivered With This Proxy Statement" at page 25.


                                               ----------------------------------------------------------------
                                                                   Year Ended December 31,
                                               ----------------------------------------------------------------
                                                 2003          2002          2001          2000          1999
                                               --------      --------      -------       --------      --------
                                                        (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
Total interest income                          $ 17,201      $ 18,448      $ 19,606      $ 19,251      $ 17,780
Total interest expense                            2,861         4,121         5,541         6,216         5,909
Net interest income                              14,340        14,327        14,065        13,035        11,871
Provision for loan losses                           735            --            --           259            --
Net interest income after provision for
  loan losses                                    13,605        14,327        14,065        13,294        11,871
Other income                                      5,265         4,547         4,870         3,785         3,419
Other expenses                                   16,655        16,502        15,040        14,273        13,051
Income (loss) before income taxes                 2,215         2,372         3,895         2,806         2,239
Income tax expense (benefit)                        178           325         1,073           644           543
Net income                                        2,037         2,047         2,822         2,162         1,696

EARNINGS PER COMMON SHARE:
    Basic and diluted                          $   3.01      $   3.03      $   4.18      $   3.20      $   2.50

PERIOD-ENDING BALANCES:
Loans, net                                     $164,816      $134,859      $135,514      $128,047      $102,998
Total assets                                    302,637       295,336       295,422       265,703       265,194
Total deposits                                  241,924       237,186       216,990       202,947       212,474
Stockholders' equity                             26,358        26,241        23,151        19,793        17,491
Stockholders' equity per common share             38.69         38.51         33.89         28.87         25.42
Average weighted shares outstanding:
    Basic and diluted                           668,360       668,360       668,360       668,360       668,360

ASSET QUALITY RATIOS:
Allowance for loan losses to loans                 1.77%         2.21%         2.35%         2.71%         3.96%
Nonperforming assets to loans                      2.30%         2.43%         2.22%         1.81%         3.11%
Allowance for loan losses to nonperforming
  assets                                           0.77x         0.91x         1.06x         1.49x         1.27x
Net loan charge-offs to average loans              0.55%         0.17%         0.23%         0.37%         0.43%

CAPITAL RATIOS:
Tier I risk-based capital ratio                   14.59%        14.63%        13.51%        13.66%        15.52%
Total risk-based capital ratio                    15.85%        15.88%        14.77%        14.95%        16.80%
Leverage ratio                                     7.72%         7.46%         6.94%         6.58%         6.61%

SELECTED RATIOS:
Return on average total assets                     0.67%         0.68%         0.99%         0.80%         0.61%
Yield on average earning assets                    5.32%         5.32%         5.50%         5.39%         4.76%
Return on average stockholders' equity             7.70%         8.43%        13.27%        13.35%         9.48%
Average stockholders' equity to average
  total assets                                     8.72%         8.07%         7.49%         6.02%         6.46%
Ratio of earnings to fixed charges and
  preferred stock dividends(1):
    Excluding interest on deposits                 4.79x         3.20x         3.28x         2.15x         2.44x
    Including interest on deposits                 1.73x         1.55x         1.68x         1.44x         1.37x

(1) For purposes of calculating this ratio, we have divided income (loss) per share before income taxes plus fixed charges and preferred stock dividends, by fixed charges. Fixed charges include gross interest expense (excluding interest on deposits in one case and including it in the other), 30% of rental expense, which represents the approximate interest expense of these charges, and preferred stock dividends)

                   AMENDMENTS TO THE ARTICLES OF INCORPORATION

         The Amendments. The Board of Directors, upon the recommendation of a committee consisting of independent outside directors, has approved two related amendments to the Articles of Incorporation, the first of which would effect a one for 101 reverse split of the common stock, and the second of which would, immediately following effectiveness of the first, effect a 101 for one forward split of the preferred stock, and have directed that the amendments be presented for the approval of shareholder holders at the meeting. Under the amendments, Article Fourth of the Articles of Incorporation would first be amended to add a new paragraph at the end, which would read in its entirety as follows:

         "Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to the time this amendment becomes effective shall be, and is hereby, automatically and without further action, combined, reclassified and changed into one one-hundred and oneth (1/101) of a fully-paid and nonassessable share of common stock, provided that no fractional shares shall be issued or issuable to any holder of an aggregate of fewer than 101 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the corporation shall pay in cash the fair value of such fractional shares, at the rate of $36.50 per pre-effectiveness share."

         If approved at the meeting, the first amendment would become effective at 5:00 PM on a date to be determined by the appropriate officers of the Company, currently anticipated to be on or about __________, 2004.

         Immediately following the effectiveness of the first amendment, Article FOURTH would be further amended to remove the last paragraph (i.e. the paragraph added by the first amendment) and to add a new paragraph reading in its entirety as follows:

         "Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to the time this amendment becomes effective, including any fractional share held by any shareholder who holds in excess of one whole share) shall be, and is hereby, automatically and without further action reclassified, divided and changed into 101 fully-paid and nonassessable shares of common stock (or, with respect to fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 101 for one ratio), provided that no fractional shares shall be issued.

         The second amendment would become effective at 5:01 PM on a date to be determined by the appropriate officers of the Company, currently anticipated to be on or about ___________, 2004. Notwithstanding the foregoing, the Company reserves the right to delay the effectiveness of the amendments, or to abandon the amendments and the reverse/forward split without further action by or notice to shareholders.

         Effect of the Amendments and Reverse/Forward Split. As a result of the effectiveness of the amendments, each shareholder who owned 100 or fewer shares prior to the effectiveness of the reverse/forward split would receive cash equal to $36.50 per pre-effectiveness share. Certificates held by persons owning an aggregate of 100 or fewer shares would thereafter represent only the right to receive this cash payment, and would not represent issued or outstanding shares. Holders of 101 or more shares would continue to hold the same number of shares of common stock following the reverse/forward split as they did before.

         As a result of the reverse/forward split, we expect that the number of outstanding shares of common stock will be reduced by approximately 12,883 to 655,477 and the number of shareholders of record of the common stock to decline to approximately 246, from 527. The percentage ownership interest of all continuing shareholders will be proportionately increased as a result of the elimination of shares held by persons who held 100 or fewer shares. The actual number of shares or shareholders which may ultimately be cashed out may vary, based upon the actual distribution of shares held in street name and the impact of shareholder efforts to consolidate holdings between the date of this proxy statement and the effectiveness of the amendments. Shares which are cashed out will be returned to the status of authorized but unissued shares of common stock.

         The amendments and the reverse/forward split will not have any effect on the number or par value of authorized shares of common stock or preferred stock, or on the outstanding shares of preferred stock. The reverse/forward split will not have any effect on the Company's historic per common share earnings. The rights of continuing shareholders will not be affected by the reverse/forward split. There does not currently exist, and it is unlikely that following the effectiveness of the reverse/forward split that there will develop, an organized trading market for the Company's common stock.

         The following table sets forth the Company's shareholder equity accounts as of December 31, 2003, and pro forma equity accounts as of such date as if the reverse/forward split were effective as of that date, resulting in the cashing out of 12,883 shares of common stock for an aggregate payment of $470,230. The Company's shareholder's equity as of the date of this proxy statement, the date of the special meeting or as of any other day may be higher or lower than the amount set forth below, as a result of earning or losses from operations, the payment of dividends or other distributions, and changes in the value of the Company's available for sale securities.

(Dollars in thousands, except per share amounts)        Actual     Pro Forma
                                                        -------    ---------
Preferred stock, $1.00 par value; 1,000,000             $   500     $   500
authorized (500,000 voting and 500,000 nonvoting);
20,000 series A nonvoting issued and outstanding,
stated at liquidation value
Common Stock, $1.00 par value; 1,000,000 authorized
668,360 outstanding actual, 655,477 outstanding pro
forma                                                       668         655
Additional paid in capital                                5,051       4,594
Retained earnings                                        17,787      17,787
Accumulated other comprehensive income                    2,352       2,352
                                                        -------     -------
Total shareholders' equity                               26,358     $25,888
                                                        =======     =======
Shareholders' equity per common share                   $ 38.69     $ 38.73

The following table sets forth the Company's and Bank's actual and estimated pro forma regulatory capital ratios as of December 31, 2003 as if the reverse/forward split were effective as of that date, resulting in the cashing out of 12,883 shares of common stock for an aggregate payment of $470,230.

                                                Actual   Pro Forma
                                                ------   ---------
Tier 1 Capital (to risk-weighted assets)
         Company                                14.59%     14.30%
         Bank                                   14.29%     14.00%
Total Capital (to risk-weighted assets)
         Company                                15.85%     15.56%
         Bank                                   15.55%     15.26%
Leverage Capital
         Company                                 7.72%      7.56%
         Bank                                    7.55%      7.40%

         The Company's pro forma capital ratios remain in excess of the levels required for well capitalized status.

         Deregistration under the Exchange Act. The Company intends to file a notice on Form 15 terminating its obligations as a reporting company under the Securities Exchange Act of 1934 as soon as practicable after effectiveness of the amendments. This means that the Company, which will have fewer than 300 shareholders of record, will no longer be required to prepare, file and distribute to shareholders, and it will not prepare, file or distribute to shareholders, annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on form 8-K or proxy statements and annual reports to shareholders meeting the requirements of the Securities Exchange Act. The Company intends to continue to prepare and distribute audited financial statements to shareholders on an annual basis, and to solicit proxies for the meeting of shareholders, but it does not expect that such documents will contain all of the information required to be included in annual reports and proxy statements distributed by companies subject to the reporting requirements under the Securities Exchange Act of 1934. The Company would not be required to file reports under the Exchange Act again until it had more than 500 shareholders of record as of the end of any year, or it had a registration statement under the Securities Act of 1933 declared effective.

         Source of Funds, Expenses. The Company currently intends to pay the approximately $470 thousand estimated cost of cashing out holders of less than one whole share after the reverse split out of its working capital, although it may elect to utilize borrowings from a third party correspondent bank. The effectiveness of the amendments and reverse/forward split is not contingent on arranging third party financing, and the Company has not arranged any such financing to date. The source of the working capital funds to be used by the Company is dividends from the Bank.

         The Company expects to incur approximately $50,000 in out of pocket expenses in connection with the amendments and reverse/forward split, including approximately $25,000 in legal expense; $5,000 in accounting expense; $7,500 for printing and mailing this proxy statement; $2,500 in SEC filing expense and fees, and $5,000 for the fee of its financial advisor. The forgoing amounts are estimates, and the actual amounts incurred could be higher or lower.

         Manner of Calculating Ownership. We intend to treat each different registration as a separate shareholder. For example, if a husband and wife own 50 shares in the husband's name, 50 shares in the wife's name and 50 shares jointly, each registration will be treated separately, their ownership will not be aggregated and all shares will be converted into cash. If you own shares registered in your own name and in street name at the time of effectiveness, your shares will not be aggregated. If you own shares represented by multiple certificates registered in the same manner, your ownership will be aggregated. If you hold shares in street name through multiple accounts, your ownership will not be aggregated. For purposes of the reverse/forward split, we intend to treat shares held by the Industrial Bank, N.A. Employee Stock Ownership Plan as being held by a single holder, and will not apply the effect of the amendment to individual accounts under the plan.

         We intend to treat beneficial shareholders holding common stock in street name through a nominee, such as a bank or broker-dealer, in the same manner as shareholders whose shares are registered in their names. We will instruct all nominees to effect the reverse/forward split for their beneficial holders. These nominees may, however, have different procedures for effecting the splits. Thus, stockholders holding shares in street name should contact their nominees.

         If shareholders holding 100 or fewer shares do not want to be cashed out, they may purchase additional shares before the effective date of the amendments or, if applicable, consolidate their accounts into an account with at least 101 shares of common stock. Consolidation of accounts could take a substantial amount of time, particularly if accounts are held at different financial institutions. Even if a stockholder initiates the consolidation of his or her accounts substantially in advance of the effective date, there is no assurance that the accounts will be consolidated by the effective date or, even if they are consolidated, that the financial institution holding the consolidated account will provide notice to the transfer agent by the effective date. If the transfer agent does not receive notice of the consolidation of accounts holding 100 or fewer shares by the effective date, whether or not the accounts are consolidated by this date, a stockholder will receive a cash payment with respect to the shares in any account that held less than 101 shares before the consolidation.

         The Company's determination of the number of shares held by a shareholder for purposes of implementing the reverse/forward split, and whether or not holdings or accounts should be aggregated, will be final.

BACKGROUND AND FAIRNESS OF THE PROPOSAL

         Background. The Company, which became the holding company for Industrial Bank, N.A., its wholly owned subsidiary (the "Bank") in 1995, became a "public" company filing reports with the Securities and Exchange Commission in 1996 as a result of the number of shareholders of record exceeding 500 for the first time as of the end of 1995. Prior to that time there had not existed any organized market for the common stock, and trading was infrequent and sporadic. From time to time over the years, management have informally discussed with attorneys at Kennedy, Baris & Lundy, L.L.P., counsel to the Company, the alternatives available to the Company to cease being a reporting company and the relative benefits and costs of deregistration. No formal presentations were made by counsel or management on this issue, and no outside evaluation or opinion as to the value of the Company's common stock was solicited. As a result of management's and the Board's belief that the capital of the Company and limited management resources were better allocated to the growth of the Company's business and other management issues, no follow-up on these discussions occurred, and the Company continued to file reports and other documents with the Securities and Exchange Commission.

         In July 2002, the Public Company Accounting Reform and Investor Protection Act of 2002, commonly referred to as Sarbanes-Oxley, was signed into law. Over the course of the next year the Securities and Exchange Commission issued and adopted a substantial body new and revised regulations and disclosure requirements to implement the requirements of Sarbanes-Oxley. During this period, management and the Board of Directors periodically received information from Company counsel, its independent accountants, banking industry trade groups and other sources regarding the requirements of these new provisions of law and regulation. As a result of the implementation of these new provisions, management and the Board of Directors became concerned that the new procedures and disclosures required to comply with Sarbanes-Oxley would significantly increase the management, staff and Board time and resources dedicated to the securities reporting and disclosure process, including training employees in the particulars of the new provisions, additional procedures involved in the management attestations and certifications of internal controls and financial statements. Concern also arose with respect to potential increases in expenses incurred for those processes, including the fees of counsel, accountants and other compliance advisors and service providers. The Board of Directors and management were also concerned about the potential additional civil and criminal proceedings or liabilities to which the President and Chief Financial Officer could become subject as a result of the new financial statement certification requirements, and the Company's potential liability to indemnify them if they successfully defended themselves, and the costs of the Company's participation in any such suit, investigation or proceeding.

         Late in the second quarter of 2003, Mr. Mitchell, President of the Company, informally discussed with representatives of Kennedy Baris & Lundy the Company's ability to deregister, and the procedure the Company should follow in pursuing a possible deregistration transaction. At a special meeting of the Board of Directors on July 9, 2003, Mr. Mitchell formally proposed that the Board of Directors consider a merger, reverse split or other transaction which would result in the reduction of the number of shareholders of record to permit the Company to deregister the common stock under the Securities Act of 1934. Representatives of Kennedy Baris & Lundy participated in the meeting by telephone, and outlined the general parameters of a deregistration transaction, the factors the Board should consider and responded to Board questions regarding those subjects, the potential costs of the transaction, and potential benefits and detriments of the transaction.

         Mr. Mitchell noted that because his family beneficially owned in excess of 40% of the outstanding shares, and based on discussions with Company counsel, he and Mrs. Cynthia Mitchell believed that it was appropriate that they not participate as directors in the vote on whether to effect a deregistration transaction, in order to eliminate the appearance of a conflict of interest. Mr. Mitchell noted that they did not wish the Company to effect the transaction unless it was in the best interests of the Company and fair to all shareholders. No further action was taken at that meeting on the matter.

         In August 2003, the Board of Directors appointed a committee consisting of three independent, outside directors, Mr. Robert Hagans, Dr. Emerson Williams and Ms. Pamela King, to consider and recommend whether the Company should effect a transaction which would enable the Company to eliminate a sufficient number of shareholders to permit deregistration under the Securities Exchange Act, and if so, the manner in which the transaction should be effected and the price to be paid to the former shareholders. The committee was empowered to consult with Company counsel, outside accountants and employees, and to retain the services of an investment banking firm of its selection to assist it in connection with the performance of its duties.

         Over the course of the next several months, the committee collected and analyzed information regarding the costs and benefits of public reporting status to the Company and its shareholders, the market for the Company's securities, the nature of the Company's shareholder base, the anticipated growth and availability of sources of capital to the Company. The committee consulted on numerous occasions with counsel to the Company regarding the potential means for effecting a reduction of shareholders, including a reverse split, merger, a tender offer and market purchases of shares, and regarding the duties of the Board of Directors in considering such a transaction. At a meeting on October 24, 2004, in which the members of the committee and counsel participated, and during which employees presented information regarding the estimated cost savings which might be realized from the transaction, and the necessary scale of the transaction required to effect deregistration, the committee determined that it was appropriate and in the best interests for the Company and its shareholders that the Company reduce the number of shareholders of record below 300 and deregister under the Securities Act of 1934, and that the proposed amendment and reverse/forward split was the structure that was most cost-effective and likely of success. Subject to final determination of the value to be paid to shareholder, the committee determined that a 101 for one reverse split would be appropriate in that it would provide for a comfortable margin below 300 shareholders of record, in order to accommodate any consolidation of shareholdings effected prior to effectiveness of the amendment, and would not result in a financial burden or adverse capital effect on the Company, based upon the highest working estimate of the price to be paid utilized by the committee. The forward split was deemed appropriate in order to avoid the administrative inconvenience of exchanging certificates for remaining shareholders, and the potential for confusion from having a small number of shares and fractional shares outstanding.

         The committee then proceeded to consider the price to be paid to shareholders whose positions would be cashed out. At the October 24 meeting, the committee discussed, and listened to remarks from counsel regarding, the process for selecting and engaging a firm to provide an appraisal and fairness opinion. The committee authorized Mr. Hagans and counsel to seek proposals from qualified firms. After considering the proposals of several investment banking firms experienced in the valuation and appraisal of financial institutions, the Company retained the firm of Danielson Associates, Inc., Rockville, Maryland, to provide it with an appraisal of the shares and an opinion that the price to be paid for shares which would be cashed out was a fair value of the common stock. Danielson Associates was selected because of its extensive experience, over a twenty year period, in the valuation and appraisal of financial institutions in connection with mergers, acquisitions, stock offerings, repurchases, fairness opinions and similar circumstances, its reputation in the financial services industry for providing such services, the recommendation of counsel, who had previously worked with Danielson Associates on many occasions, and the price of obtaining the appraisal and opinion from Danielson Associates, which was substantially below the prices quoted by other investment banks. Danielson Associates had also assisted the Bank in establishing an offering price for its rights and community offering of shares of Bank common stock in 1995. The opinion of Danielson Associates is summarized below, and its fairness opinion is attached as Appendix B hereto. Danielson Associates received a fee of $5,000 plus expenses in connection with its services.

         In early December 2003 a draft of Danielson's report was circulated to the committee, and was informally discussed among committee member's and Company counsel. At a joint meeting of the committee and the Board of Directors on December 29, 2003, the report of Danielson Associates was formally presented to the Committee and the Committee and Board members received a presentation from a representative of Danielson Associates and counsel to the Company. The members of the committee and the Board of Directors discussed the findings of the Danielson report, and the range of valuations set forth therein. As noted below, the Danielson report stated that a value of $34.40 to $42.20 per share, representing 90% - 110% of book value per common share at September 30, 2003 and 11.5x - 14.0x of trailing 12 month earnings per common share at that date, as the range of a fair value, based on the factors discussed in the report. Members of the committee and Board questioned Danielson as to the methodologies used by Danielson, the membership of the comparable groups used by Danielson and the comparability of those groups. The committee and Board also engaged in a lengthy discussion with representatives of Danielson and Kennedy, Baris & Lundy of the distinction between a fair value and market value, and the impact of market value on fair value. The Board also considered and discussed counsel's remarks regarding the nature of the trading market for the Company's common stock, which is highly limited, and the apparent lack of relation between the prices known to the Company which had been paid for the common stock over the last several years and customary indicia of value in financial institution stocks, such as price/earnings multiples, price/equity multiples and dividend yields, even where large amounts of financial and statistical data are provided to shareholders through the Company's periodic reports. These transactions, including the most recent transactions known to the Company, were all believed to be in the range of $12 to $14 per share. Thirteen dollars per share per share reflects a price/earnings multiple of less than five times trailing twelve month earnings at September 30, 2003; a price/equity ratio of less than 35%; and a dividend yield of over six percent.

         At the December 29, 2003 meeting, the committee and Board determined, based on its review of the report and discussions with the representatives of Danielson Associates and counsel that while they agreed with the conclusions and methodology of the Danielson report in general, and adopted and relied upon such conclusions, the recent trading history and market price for the common stock was not sufficiently taken into account at the higher end of the range. As such the committee determined, based upon the Danielson report and the presentations of Danielson, counsel and information developed by members of Company and Bank staff, that it would be appropriate to pay a price of $36.50 per pre-effectiveness share, a price which is within the range of fairness determined by Danielson, and which the committee determined to be a fair price to the cashed out shareholders and to the Company and remaining shareholders. As such, the Board of Directors, Mr. Mitchell not participating but present and Mrs. Cynthia Mitchell and Mr. King not present and not participating, determined that the price to be paid under the amendment for the shares of common stock being cashed out is fair, and approved the amendments and the reverse/forward split at a ratio of one for 101, and a payment of $36.50 per pre-effectiveness share for shares being cashed out. Mr. King was not present and did not participate due to continuing ill health. The Board noted that the $36.50 price represents 13.72 times trailing twelve month earnings at September 30, 2003, and 95.28% of book value per common share at September 31, 2003, which levels are in line with the value at which comparable publicly traded companies trade. The Board recognized that the value it approved was below the book value per share as reflected on the Company's financial statements. However, the Board nonetheless considered the price to be fair as it was well within the range on valuation ascribed to comparable companies for which there is a public market. Further, the price is significantly higher than recent trades of which the Company is aware. In the discussion on valuation the Board had with its advisors, noted above, it was noted that the valuation of financial institutions is a function of the returns on capital and assets realized by utilization of the assets. Where below average returns are realized on a given dollar volume of assets, the price which the market ascribes to an ownership interest in a company using those assets would similarly be below the value ascribed to a company with comparable asset volumes producing higher returns. As the Company's financial returns, as reflected in the Danielson report presented to the Company and available information regarding peers, have been below those of comparable companies, a lower valuation, and one below nominal book value, was believed to be appropriate, in light of the relative pricing ascribed to comparable companies. The Board understood the valuation exercise it and Danielson had engaged in to represent the going concern value of the Company. The Bank has not received any firm offers with respect to any extraordinary transaction such as a merger or acquisition or sale of assets. Based on the foregoing and the subsequent discussion relating to liquidation value discussed below, the Board believes that the proposed transaction is fair to the unaffiliated shareholders whose shares are being cashed out.

         The Board of Directors did not consider the liquidation value of the Company at the December 29, 2003 meeting, as liquidation was not considered to be an option. The Board of Directors recognized that the Bank was organized 70 years ago to provide financial services and education to communities and populations in the District of Columbia and surrounding areas that were underserved or discriminated against by other financial institutions. Subsequently, in April 2004, in connection with the preparation of this proxy statement, the Board considered the liquidation value of the Company in relation to the price to be paid to shareholders being cashed out. In consultation with the Chief Financial Officer and counsel to the Company, the Board discussed the potential liquidation value of the Company. The Board noted that substantially all of the assets of the Company are financial in nature, and as such the value is a function of interest rates being paid or received, the repricing interval and current rates on similar instruments. Many of the Company's assets, including its securities portfolio, are carried at estimated fair value. The Board noted that as of December 31, 2003, the estimated fair value of the Company's financial assets, as reflected in footnote 16 to the consolidated financial statements for the year ended December 31, 2003, was less than 1% higher than the carrying value of such instruments, which if realized, would result a net increase in book value of approximately $2.50 per share. The Board noted the current estimated value of the Company's owned real property which is not reflected on the balance sheet of the Company. The Board relied on the management's knowledge of the local real estate market, insurance valuations and assessed valuations in estimating the current value of the real properties, and did not obtain any third party appraisal for the purpose. Based on the foregoing, the Board estimated that if the fair value of the Company's real property in excess of carrying value were reflected in book value, net of taxes, book value per share at December 31, 2003 would increase approximately $2.75 to $3.25 per share.

         The Board and its advisors discussed, and the Board noted, that the estimated fair value of the Company's financial assets and liabilities was not necessarily an indication of the price a third party would pay for the such the assets liabilities of the Company, but merely a mathematical present valuation of the assets based on interest rates. The Board noted that while a potential purchaser of the Company's assets and liabilities in a liquidation would engage in a similar calculation, the analysis did not take into account factors such as deposit runoff that might occur as a result of a proposed liquidation, delays in payments on loans or other receivables in connection with a liquidation, which would reduce valuation, discounts which a potential purchaser might require based on the acquiror's different evaluation of the quality of the Company's loan portfolio, the willingness of an acquiror to purchase all loans at the estimated fair value in a liquidation context, the transaction costs of asset and liability sales and the liquidation of the Company, and the potential changes in fair valuation during the period required to negotiate, document and obtain regulatory approval for sale of the assets and liabilities of the Company. The Board also noted the uncertainty in realizing the estimated market value of the Company's real properties, particularly in a liquidation context. In considering liquidation value, the Board did not ascribe value to the "franchise" of the Bank and its customer relationships, in light of the difficulty, noted in the Danielson report, for an acquiror to retain the customer base of the Bank following a liquidation. The Board also did not fix other expenses which would be expected to be incurred in connection with a liquidation of the Company, including data processing contract termination fees and employee severance expenses. While a theoretical liquidation value per share at December 31, 2003 might be higher than book value, approximately $5.25 to $5.75 per share based on the foregoing and without taking into account additional expenses of liquidation, the Board did not give any weight to liquidation value. The Board noted that the factors not taken into account, and the circumstances surrounding a liquidation could result in the amount realized in liquidation being lower than book value, and there was no assurance as to the actual amount that would be realized upon liquidation. The Board noted the rarity of the liquidation of financial institutions, and the improbability of the Company liquidating in light of the historic mission of the Bank.

         At the December 29, 2003 meeting, The Board also determined that the price paid and the reverse/forward split was fair to the remaining shareholders who were not being cashed out and who are not affiliates of the Company. In this regard the Board believed that the factors discussed above which caused it to believe that the price being paid to shareholders being cashed out was fair, equally caused it to believe that the price being paid was fair to remaining unaffiliated shareholders. The Board considered that the price to be paid would not result in a premium over book value, and would not result in payments based on potentially higher, but unlikely to be realized liquidation valuations, which would not adversely affect book value attributable to remaining unaffiliated shareholders. The Board noted that while the price paid per share is in excess of recent trades, the Board recognized that the market for the Company's common stock is not efficient, and that the price being offered is in line with the valuation multiples of comparable companies with organized public trading markets. The Board also considered that existing unaffiliated shareholders would be in an essentially unchanged, and potentially improved position. Those unaffiliated shareholders who are not cashed out would remain holders of non-controlling interests in a corporation with a dominant shareholder family. Each share would have substantially the identical book value as it did before the effectuation of the reverse/forward split, without significant anticipated impact on earning capacity of the Company. The Company would continue to be highly regulated and subject to periodic examination and review by the federal bank regulatory agencies. The management and Board of Directors of the Company would not be affected by the transaction, and no material adverse impact on the Company's financial position is expected to result from the transaction. As noted, the Company expects to be able to achieve cost savings from the transaction, which would result in higher per share earnings, which would benefit all remaining shareholders, including those not affiliated with the Company, in the same manner. While the reduction in the number of shareholders cannot be expected to result in an increase in trading activity, the Board considered that the analysis provided by the Danielson report might provide shareholders with greater understanding of valuation methodologies for thinly traded, community oriented, minority-owned institutions such as the Company, and could result in higher pricing in future trades. The Board also considered that the Company would continue to provide audited financial statements to shareholders, and that information regarding the results of operations of the Bank is publicly available on the website of the Federal Deposit Insurance Corporation (www.fdic.gov).

         The foregoing discussion and the reasons for the amendments set forth below reflecting the information and factors considered by the committee and Board of Directors, are not intended to be exhaustive discussions of every consideration or factor, but rather discussions of material matters considered. No relative or specific weight was assigned to any factor or consideration by the Board of Directors, and individual directors may have considered different factors in different degrees.

         Each of the Bank, the Board of Directors of which is identical to the Company's, Mr. Mitchell, Ms. Patricia Mitchell and Ms. Cynthia Mitchell, may be deemed to be engaged in the proposed transaction as a result of their affiliation or control positions with respect to the Company, and thus are "filing persons" with respect to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the proposed transaction. Each of such persons and the Bank adopt the analysis engaged in by the Board of Directors of the Company and the committee, and believe that the transaction is fair to the unaffiliated shareholders being cashed out, and the remaining unaffiliated shareholders, for the reasons set forth above and under the caption "Reasons for the Amendments".

         Reasons for the Amendments. The primary purpose of the amendments and reverse/forward split is to reduce the number of holders of the common stock below 300, which will enable the Company to terminate its periodic reporting under the Securities and Exchange Act, and thereby realize cost savings, and allow management to refocus time spent preparing reporting documents and engaging in securities law compliance activities to operational and business goals. In considering the proposed amendments, the committee appointed by the Board of Directors and the Board of Directors considered the benefits and costs to the Company and the shareholders set forth below, and the factors discussed under the caption "Background and Fairness of the Proposal". The Board of Directors has determined that the price to be paid under the amendments for the shares of common stock being cashed out is fair, and that the transaction is fair to the remaining unaffiliated shareholders of the Company.

     o Of the Company's 527 shareholders of record, 281, or 53.3% of shareholders of record, own 100 or fewer shares, and hold an aggregate of only 1.9% of the outstanding shares, and 109 shareholders of record, or 20.7%, own 20 or fewer shares. A large number of these small shareholders are "lost", meaning that we have not been able to contact them at the addresses on our shareholder records. The expense of shareholder communications is the same for these small shareholders as it is for larger shareholders. Unlike larger companies which have the vast majority of their shares held in street name, less than five percent of the Company's shares are held in street name, by fewer than 25 accounts according to information available to the Company.

     o The Company believes that as a result of the amendments and reverse/forward split, it will be able to realize cost savings of at least $80,000 annually by eliminating the requirement to make periodic public reports and reducing the expenses of shareholder communications, including legal expense ($15,000), accounting expense ($17,000), printing ($12,000), postage ($1,000), data entry, stock transfer and other administrative expenses ($3,000), as well as a result of reduced staff and management time ($16,000) spent on reporting and securities law compliance matters, and reduction in aggregate total dividend costs ($13,000), and reduced director fees relating to additional meetings of the audit committee and meetings related to compliance issues ($3,000). The Board of Directors believes that as a result of the recent increased disclosure and procedural requirements resulting from the Sarbanes Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of Board of Directors, management and staff effort necessary to continue as a publicly reporting company will continue to increase, without a commensurate benefit to the shareholders.

     o Given the absence of a public market for the common stock, and the sporadic and limited trading in the common stock, the Board of Directors does not believe that the costs of reporting are justified. The Company's earnings are sufficient to permit the Company's expected growth, and the Company is not dependent on access to the capital markets to obtain additional financing. If it becomes necessary to raise additional capital, the Company believes that there are adequate sources of additional capital available, whether through borrowing at the holding company level, or through private or institutional sales of equity or debt securities, although it recognizes that there can be no assurance that the Company will be able to raise additional capital when required, or that the cost of such capital will be attractive.

     o The reverse/forward split and deregistration will have little if any effect on the ability to trade the common stock, as no organized market currently exists. Trades will continue to be the result of direct communications between buyers and seller's. The amount paid for the shares being cashed out may result in an increase in the pricing level of future trades, although there can be no assurance that higher prices for the common stock will result or that a continuing shareholder will be able to sell shares at the price being paid to shareholders being cashed out.

     o The reverse/forward split will enable small shareholders to divest themselves of their positions without the expenditure of efforts disproportionate to the value of their holdings, without transaction expenses, and at a price which is significantly higher than recent trades of which the Company is aware, which have been in the range of $13.00 per share. The Board of Directors has determined that the price at which shares will be cashed out is a fair value for the common stock. In reaching this conclusion the Board of Directors and committee considered the valuation factors summarized in the opinion of its financial advisor. In particular, the Board considered that the $36.50 price represents
         13.72 times trailing twelve month earnings at September 31, 2003, and 95.28% of book value per common share at September 31, 2003, which levels are in line with the value at which comparable publicly traded companies trade. See "- Opinion of Financial Advisor" at page 15.

     o Operating as a private company will allow management to better focus its efforts on the operations of Industrial Bank, N.A., which will benefit our customers and the communities in which we operate.

     o The reverse/forward split will permit a significant percentage of our shareholders to continue as shareholders and to enjoy the benefits of share ownership, including the semiannual dividend payment which the Company has, with limited interruption, historically paid, potential capital appreciation, and civic benefits from owning shares in a community oriented institution such as the Company. At the same time, the Company will be relieved of significant expense and diversion of management time and effort, which may result in improved operating efficiencies and reduced need for additional compliance related employees, and potentially increased net earnings. Shareholders who are not cashed out would remain holders of non-controlling interests in a corporation with a dominant shareholder family. The Company would continue to be highly regulated and subject to periodic examination and review by the federal bank regulatory agencies. The management and Board of Directors of the Company would not be affected by the transaction, and no material adverse impact on the Company's financial position is expected to result from the transaction. Substantial information about the Company's financial affairs would remain available to interested shareholders.

     o The payment of cash from the Company's capital accounts could result in a reduction in earnings or reduced asset levels as a result of reduced capital levels and compliance with regulatory capital requirements. The committee and Board of Directors considered the impact of reduced capital levels, but determined that the Company's and Bank's capital levels would remain more than sufficient to meet the levels required for well capitalized status under applicable regulations after the reverse/forward split, and that any reduction in income resulting from reduced assets would likely be offset by cost savings in connection with compliance and shareholder communications.

     o While some shareholders being cashed out may wish to continue as shareholders for civic or sentimental reasons, due to the relatively small holdings of these shareholders, individually and in the aggregate, the impact of their interest in the institution is outweighed, unfortunately, by the anticipated economic benefits to the Company and Bank of deregistration, which we hope will ultimately resound to the benefit of the remaining shareholders and the customers and communities which we serve.

         NO APPRAISAL RIGHTS. Shareholders do not have the right to dissent from the amendments and to thereby assert dissenter's or appraisal rights under District of Columbia law in connection with the amendments and reverse/forward split.

         RECOMMENDATION AND VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of common stock is required to approve the amendments. The Board of Directors, Mr. B. Doyle Mitchell, Jr. and Mrs. Cynthia Mitchell abstaining, has unanimously approved the amendments and recommends that stockholders vote FOR the amendments. Such approval constitutes approval by a majority of the non-employee directors.

         For the reasons discussed under "Reasons for the Amendment", directors and executive officers of the Company, and members of their families, having the power to vote approximately 49.6% of the outstanding common stock have indicated that they intend to vote in favor of the proposed amendments.

         Approval of the amendments does not require the specific approval of nonaffiliated shareholders. No unaffiliated representative was retained by the non-employee directors or the committee solely to negotiate on behalf of the unaffiliated shareholders. The Company believes that despite the absence of these structures, which are not required by applicable statute or the Company's bylaws or articles of incorporation, the procedures followed permitted the Board of Directors to reach a fair determination. As noted above, Mr. Mitchell and Mrs. Cynthia Mitchell did not participate in the vote and did not wish to proceed unless the transaction was in the best interests of the Company and fair to all the shareholders. The committee of the Board consisted of non-employee directors, and the transaction was approved by all of the non-employee directors. The committee retained an experienced, independent third party to perform an evaluation and provide an opinion as to the fairness of the price being paid. The committee and Board were counseled as to their fiduciary duties as directors by counsel to the Company. Based on the foregoing, the Company believes that the procedures followed permitted the Board of Directors to reach a fair determination.

         Opinion of Financial Advisor. In determining the "fair value" of the common stock for purposes of paying holders of 100 or fewer shares of common stock, the Company, through the special committee of the Board of Directors, retained Danielson Associates, Inc. to provide an evaluation of the common stock and opine as to the fairness of the price to be paid by holders of 100 or fewer shares. A copy of Danielson's full report is available for inspection and copying at the Company's executive offices by any shareholder or their representative designated in writing, during normal business hours.

OPINION OF FINANCIAL ADVISOR

         IBW Financial Corporation ("IBW" or "the Bank") retained Danielson Associates Inc. ("Danielson Associates") to perform an independent appraisal of the "fair" market value of the common stock of IBW as of December 15, 2003. Market value is defined as the price at which the common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts and assuming a significant amount of stock changing hands daily to assure a true reflection of market forces.

         Danielson Associates is regularly engaged in the valuation of banks and bank holding companies in the connection with mergers, acquisitions and other securities transactions; and has knowledge of, and experience with, the District of Columbia, Maryland and Virginia markets and banking organizations operating in those markets. Danielson Associates was selected by IBW because of its knowledge of, expertise with and reputation in the financial services industry.

         Danielson Associates rendered its opinion as of December 15, 2003, to IBW, which it subsequently confirmed in writing. No limitations were imposed by the IBW board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

         In arriving at its opinion, Danielson Associates:

              o Reviewed certain business and financial information relating to IBW including call report data from 1990 through September 30, 2003, the annual reports on Form 10-K for 2001 and 2002 and the quarterly reports on Form 10-Q for September 30, 2003.

              o Discussed the past and current operations, financial condition and prospects of IBW with its senior executives.

              o Reviewed and compared the pricing ratios, to the extent publicly available, with comparable institutions.

              o   Considered such other factors as were deemed appropriate.

         Danielson Associates did not obtain any independent appraisal of assets or liabilities of IBW. Further, Danielson Associates did not independently verify the information provided by IBW and assumed the accuracy and completeness of all such information.

         In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' appraisal. The preparation of an appraisal of

"fair" market value is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

         In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond IBW's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

         Comparable Companies. In determining what is a "fair" price for the outstanding shares of IBW's common stock, the Bank has been compared with four groups of publicly-traded banks. The first group is comprised of ten commercial banks based in urban areas with assets between $150 and $500 million, have returns on average assets above .50% and trade on a national exchange ("urban exchange group"). For these purposes, Danielson considered urban areas to be cities having populations in excess of 140,000 and Bethesda, Maryland, South San Francisco, California, Aberdeen, Maryland and Dundalk, Maryland, unincorporated portions of metropolitan statistical areas having significant population density and commercial activity. Danielson included these non-city areas in urban based on their "city-like" characteristics, in order to achieve a large enough group of institutions to draw meaningful conclusions. The second group consists of thirteen commercial banks with the same restrictions as the urban exchange group but trade instead on the over-the-counter bulletin board market ("urban OTC group"). Since these first two groups contained numerous "new" banks and banks with much better performance than IBW, a third group was created from the banks in the urban exchange group and the urban OTC group which eliminated those less comparable banks ("urban most applicable group"). The remaining eight banks are the banks most applicable to IBW based on location, performance and history. Finally, a fourth group was comprised of the ten minority-owned banks and thrifts that are publicly-traded. This group was condensed further as those banks with assets over $1 billion were eliminated, as well as, one local "new" bank and one local bank that is widely considered to be for sale ("minority-owned group"). References to "new" banks refer to commercial banks that began operations after December 31, 1997.

         The urban exchange group's financial performance was better than that of IBW. Median returns on assets and equity of .95% and 13.09%, respectively, was better than IBW's .60% and 6.75%, respectively. Equity-to-assets was similar with the urban exchange group at 8.03% and IBW at 8.38%. The major differences were in nonperforming assets ("NPAs") as a percent of assets i.e., - urban exchange group had a median of .25% versus the 1.09% of IBW - and margin/cost relationship. IBW's net interest income of 4.98% of average assets in the twelve months ending June 30, 2003 was much higher than the urban exchange group median of 3.58%, but this was more than offset by net operating expense that was about twice this comparative group's median.

         The urban exchange group's stock price multiples were diverse. The price times earnings multiple for the ten banks, excluding the one bank with a very high multiple, was from 13.4 to 25.5 times earnings and the median price times earnings multiple was 21.1. The price-to-book ratios were also had a wide range with a low of 138% and a high of 284% but they had some concentration with six of the ten banks between 151% and 191%. The median price-to-book was 189%.

         The urban OTC group also performed better than IBW with median returns on assets and equity of 1.03% and 10.17%, respectively, compared to .60% and 6.75%, respectively, for IBW. Equity-to-assets was similar with the urban OTC group having a median of 8.72% to IBW's 8.38%. Once again the NPAs of the comparable group were lower with the urban OTC group; its net interest income was higher; and net operating expense was higher, but the differences were not as pronounced as for that urban exchange group.

         The pricing ratios for the urban OTC group also were not as wide as for the urban exchange group. Price-to-earnings multiples ranged from 9.7 to 24.7, but eleven of the thirteen were between 14.7 and 21. The median price times earnings multiple was 16.5. Price-to-book multiples ranged from 123% to 243% of book with a median of 160%.

         Since the urban exchange group and the urban OTC group were selected based on having similar asset size to IBW and being located in urban markets, there were other differences that distort their comparability with IBW. The third group uses banks from those two groups, but eliminates banks that recently began operating and those with far superior performance.

         The urban most applicable group's eight banks had median returns on average assets and equity of .86% and 9.10%, respectively. While this was higher than IBW's .60% and 6.75%, respectively, both are in the range of moderate performing banks.

         The urban most applicable group had pricing multiples based on earnings and book were much tighter than the other two groups. Price times earnings multiples ranged from 15.3 to 22.7 with six of the eight between 15.3 and 17.4. Price-to-book ranged from 123% to 160% with five of the eight between 138% and 147%. The median price times earnings was 16.9 and the median price to book was 144%.

         The fourth and final group was chosen to compare IBW to other minority-owned banks, however, there are only seven banks and three thrifts with actively traded stocks that have prices available for comparison. These ten minority-owned banks and thrifts are a very diverse lot with assets ranging from $93 million to $7.5 billion. Those banks with over $1 billion in assets have little in common, other than minority ownership, with IBW and are not comparable to IBW. Of the remaining seven smaller institutions, four are banks and three are thrifts. One bank, Abigail Adams and one thrift Independence are not comparable to IBW. Abigail Adams is only marginally a minority-owned institution and has superior performance. Independence has been the source of much takeover speculation, and its stock is trading with a substantial premium.

                   Comparable Stock and Financial Performance*
                   -------------------------------------------


                                                Equity/    NPAs/    Return on Average
                                                Assets    Assets    Assets     Equity
                                                ------    ------    ------     ------
Comparable groups
-----------------
  Urban exchange group                           8.03%      .25%      .95%     13.09%
  Urban OTC group                                8.72       .53      1.03      10.17
  Urban most applicable group                    9.28       .64       .86       9.10
  Minority-owned group                           8.12       .85       .61       6.50

Individual comparables
----------------------
  Citizens                                       6.65%     1.99%      .68%      9.43%
  M&F                                            9.10      1.01       .61       6.50

IBW                                              8.38%     1.09%      .60%      6.75%


                                                                     Avg.
                                                      Price         Shares
                                                 Times    Percent   Traded     No. in
                                                Earnings  of Book   Daily**     Group
Comparable groups
-----------------
  Urban exchange group                           21.1X      189%     2,678        10
  Urban OTC group                                16.5       160        692        13
  Urban most applicable group                    16.9       144        616         8
  Minority-owned group                           14.2       105        844         5

Individual comparables
----------------------
  Citizens                                       10.7X       99%       894        --
  M&F                                            14.0        88        125        --

IBW  (based on believed $13.00 price of most
recent trade known to the Company)                4.9X       34%       N/A       N/A

 *December 15, 2003 stock price and financial data for the year ended September 30, 2003 or September 30, 2003.
**For the past year.

         Source: SNL Financial, Charlottesville, Virginia and internal reports, except for IBW.

         The remaining five banks and thrifts most comparable to IBW are Carver Bancorp, Inc., in New York City; Citizens Bancshares Corporation in Atlanta, Georgia; MetroCorp Bancshares, Inc. in Houston, Texas; and M&F Bancorp, Inc. and Mutual Community Savings Bank, Inc. both in Durham, North Carolina. The minority-owned group had nearly identical performance to IBW with median returns on average assets and equity of .61% and 6.50%, respectively, compared to .60% and 6.75% for IBW. Equity-to-assets was also very similar with the minority-owned group median at 8.12% and IBW at 8.38%. NPAs to assets were also similar with the minority-owned being only slightly lower at .85% of assets compared to 1.09% of assets for IBW.

         The minority-owned group had a price-to-earnings range from 11.3 to
15.5 with a median of 14.2. Price-to-book ranged from 60% to 147% with a median of 105%.

         Absent adjustments for illiquidity of the market for the stock discussed below, IBW's common stock would be expected to trade within the comparative groups' normal range of earnings multiples, as its financial characteristics are comparable with those of the comparative groups'. However, the banking organizations most similar to IBW, the urban minority owned banks, do not trade in line with the pricing values of the other comparable groups', and as a result the fair value of IBW will similarly be not in line with the pricing values of the other groups.

         Discounted Dividends Analysis. Danielson Associates applied present value calculations to IBW's estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of IBW common stock. In performing this analysis, Danielson Associates used the following assumptions:
(a) Growth rate of 3%; (b) Ending Price/earnings ratio of 14 x; (c) Tax rate of 30%; (d) Discount rates of 10% to 12% (e) Dividends in amounts so that capital over 7% is paid out as dividends. Based on this analysis, the value of the Company's common stock would be between $27.53 and $33.22 per share. The results of this analysis were consistent with recent trading levels in the banking industry.

         Other Factors. In addition to performing the analyses summarized above, Danielson Associates also considered other factors. These included the general trading levels for comparable banks, the past financial performance, their market positions and future prospects and general economic conditions.

         Value Adjustments. In order to determine the "fair" price for shares of IBW's common stock, it was necessary to consider how it differs from the comparable banks and make the adjustments reflecting the differences. These adjustments considered such items as profitability, capital, growth momentum, market, deposit mix, asset mix and quality, management, liquidity of common stock as well as any unique circumstances. These valuation adjustments, other than the minority ownership discount which is based on the comparative pricing levels of the comparative groups, are not mathematically derived, but are based on a subjective analysis based on the experience of Danielson Associates and its review of market reactions to valuation issues over more than 20 years. In performing its analysis, Danielson believed that a discount of between 5% and 15% was appropriate to account for the illiquidity of the common stock, and an additional discount of 15% was appropriate to account for the other interrelated factors of market, growth and minority ownership.

         When all of the elements of possible adjustments to the value of IBW are considered, it merits discounts based on market, growth, stock liquidity and minority ownership.

              o Market: IBW's market served is growing slowly, is less affluent than most markets and is likely to have fewer good commercial lending opportunities. This is particularly important in a valuation since part of the value of a bank is the likely acquisition value and possibility of being acquired. Acquirers will not pay a high price for entry into what they consider a poor market.

              o Growth: IBW's growth has been slow, and very slow in the most recent years other than 2003, and this has been reflected in a sharp decline in market share within a market that is growing slowly.

              o Stock liquidity: IBW differs from most of the comparable banks in the illiquidity of its stock. The comparable banks, generally, do not trade extensively, but they are listed on either a national exchange or trade over-the-counter. IBW is not listed on any exchange, and its stock trades very sporadically on "pink sheets."

              o Minority-ownership: The most unique characteristic of IBW that is its minority ownership, particularly its African-American ownership. This has a value impact primarily in the impact of the sale value of an institution on the market value of a stock. Investors do not consider minority banks likely to sell, and, thus, no acquisition premium is normally included in the value. The reason for this perception is that minority banks seldom are sold willingly - i.e., there is a stronger community commitment than for most non-minority urban banks - and non-minority banks, which represent the bulk of possible buyers, have minimal interest in minority banks because of the economic dynamics of the markets they normally serve and their doubts about their ability --- to hold much of the customer base after a merger. A non-minority bank will buy a minority bank, but it will not pay a full premium.

         Conclusion. Since no comparable banks used in the various analyses are totally identical to IBW, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices of comparable banks are applicable to the stock value of IBW.

         Based on these comparisons, an analysis of IBW's past performance and future potential and by applying discounts for growth, market, stock liquidity and its minority ownership, Danielson arrived at its opinion that the "fair" value of its common stock as of December 15, 2003 is between $34.40 and $42.20 per share with the midpoint being $38.30 per share. In Danielson's opinion, any price in this range would be "fair" to current shareholders.

         The summary set forth above is not a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinion. The full text of the report of Danielson Associates dated December 15, 2003, which sets forth the assumptions made and matters considered, is available for inspection and copying at the Company's principal executive offices during regular business hours by any interested shareholder, or the representative of any shareholder designated in writing. . Danielson Associates' opinion is directed only to the "fairness" of the value of IBW common stock and does not constitute a recommendation to any IBW shareholder as to how such shareholder should vote.

         Compensation of Danielson Associates. Pursuant to an agreement, Danielson Associates was will be paid a fee of $5,000, plus reasonable out-of-pocket expense not to exceed $200.

SURRENDER OF CERTIFICATES

         Upon effectiveness of the amendments and the reverse/forward split, certificates which formerly represented shares of common stock held by persons owning 100 or fewer shares will automatically represent only the right to receive cash at the rate of $36.50 per pre-effectiveness share. Holders of these shares will no longer have any rights as shareholders of the Company.

         Promptly following effectiveness of the amendments, the Company, will mail to each holder of 100 or fewer shares a letter of transmittal and information regarding submission of certificates for the cash payment, including information regarding procedures to be followed in the event that certificates representing common stock have been lost. HOLDERS OF SHARES WHICH WILL BE CASHED OUT SHOULD NOT DELIVER THEIR CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS, AND SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED FORM OF PROXY. Upon surrender of certificates representing shares of common stock which will be cashed out, the Company will issue such holder a check representing payment, without interest, of the cash into which his or her shares have been converted.

         Until a holder of shares being cashed out surrenders his or her certificates for payment, the cash to which such shareholder would be entitled may, at the Company's option, be held in a non-interest bearing account for such holder's benefit. In such event, such holder's only right shall be to collect, without interest, and subject to applicable laws of escheat, such cash upon surrender of his or her shares.

FEDERAL INCOME TAX CONSEQUENCES

            Set forth below is a summary of the material federal income tax consequences to the Company and shareholders resulting from the reverse/forward split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Some shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the "Code"). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

            The reverse/forward split will not be a taxable transaction to the Company. Accordingly, the reverse/forward will result in no material federal income tax consequences to the Company.

            Consequences To Shareholders Who Are Not Cashed Out. If you (1) continue to hold common stock immediately after the reverse/forward split, and
(2) receive no cash as a result of the reverse/forward split, you will not recognize any gain or loss and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately before the reverse/forward split.

            Consequences to Cashed Out Shareholders. If you receive cash as a result of the reverse/forward split, your tax consequences will depend on whether, in addition to receiving cash, you continue to hold, either actually or constructively within the meaning of Section 302(c) of the Code, Company common stock immediately after the reverse/forward split, as explained below.

              o Shareholders Who Exchange All Their Common Stock For Cash and Do Not Constructively Own Common Stock After the Reverse/Forward Split. If you (1) receive cash in exchange for your shares as a result of the reverse/forward split and (2) do not continue to hold, actually or constructively, any Company common stock immediately after the reverse/forward split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

              o Shareholders Who Both Receive Cash and Continue to Hold, Either Actually or Constructively, Common Stock Immediately After the Reverse/Forward Split. If you both receive cash as a result of the reverse/forward split and continue to hold, either actually or constructively, Company common stock immediately after the reverse/forward split, you generally will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or
                  (2) is a "substantially disproportionate redemption of stock," as described below.

                    o "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company, based on your actual and constructive ownership of Company common stock, resulting from the reverse/forward split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation meets this test.

                    o "Substantially Disproportionate Redemption of Stock." The receipt of cash as a result of the reverse/forward split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of common stock owned by you, actually and constructively, immediately after the reverse/forward split is less than 80% of the percentage of shares of common stock owned by you, actually and constructively, immediately before the reverse/forward split.

         In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you, as determined under Section 302 of the Code. In addition, you may possibly take into account sales and purchases of shares of common stock that occur substantially contemporaneously with the reverse/forward split. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

         Our understanding of the tax consequences is not binding on the Internal Revenue Service and they may disagree with our understanding. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

         There does not currently exist an organized public trading market for shares of the Company's common stock. Trading in the Company's common stock has been sporadic, and consists of private trades conducted without brokers. The Company is aware of approximately 6 trades of the Common Stock since January 1, 2001. The last trade known to the Company was a trade of 1,301 shares at a price believed to be in the range of $12.00 or $13.00 per share in October 2003. The Company understands that two other blocks of a similar size were purchased at the same time at a similar price. The Company was not involved in the transactions and has only limited range information about the transactions. The Company knows of a trade of 500 shares at $14.00 in August 2003. The Company has no information as to the price at which the other two trades occurred. There may be other trades of which the Company is either not aware, or with respect to which the Company is not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the Common Stock. As of December 31, 2003, there were 668,360 shares of Common Stock outstanding, held of record by approximately 527 shareholders.

         During 2000, the Company resumed the payment of regular dividends, which had been suspended during 1998 and 1999 as a result of additional expenses incurred in respect of the provision for loan losses and increased levels of non-performing and problem assets. There can be no assurance, however, that the Company will continue to have earnings at a level sufficient to support the payment of dividends, or that it will in the future elect to pay dividends. As the Bank is the primary source of funds for payment of dividends by the Company, the inability of the Bank to pay dividends could adversely affect the ability of the Company to pay dividends.

         Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. As of the date hereof, there is no default in the payment of dividend on the Series A Preferred Stock.

         Regulations of the Office of the Comptroller of the Currency (the "OCC") place a limit on the amount of dividends the Bank may pay to the Company without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of December 31, 2003, the Bank would not need prior approval from OCC unless a declaration of dividends exceeded $6,553,000. Under District of Columbia law, the Company may generally pay cash dividends at any time when it is not insolvent and where its net assets exceed its stated capital (the par value of all outstanding shares), and where payment of the dividend will not cause the Company to become insolvent or to have its stated capital exceed its net assets. The Federal Reserve and the OCC also have authority to prohibit a bank from paying dividends if the Federal Reserve or the OCC deems such payment to be an unsafe or unsound practice.

         The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

         As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

         Set forth below is certain financial information relating to the Company's dividend history for the past five fiscal years.


                                                 Year Ended December 31,
                                      ---------------------------------------------

                                       2003      2002      2001      2000      1999
Dividends paid per common share       $0.80     $0.70     $0.70     $0.60     $0.15

         The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank.

              SECURITIES OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of February 27, 2004 concerning the number and percentage of shares of the Company's common stock beneficially owned by its directors, executive officers, and by its directors and executive officers as a group, as well as information regarding each other person known by the Company to own in excess of five percent of the outstanding common stock. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, the Company knows of no other person or persons who beneficially own in excess of five percent of the Company's common stock. Ownership after the reverse/forward split assumes the repurchase of 12,883 shares.


                                                             PERCENT OF           PERCENTAGE OF
                                                            CLASS BEFORE           CLASS AFTER
          NAME(1)                 NUMBER OF SHARES(2)   REVERSE/FORWARD SPLIT  REVERSE/FORWARD SPLIT
Directors
Clinton W. Chapman, Esquire             65,841(3)               9.85%                  10.04%
B. Doyle Mitchell, Jr.                 131,033(4)              19.61%                  19.99%
Massie S. Fleming                        5,233(5)               0.78%                   0.80%
Robert R. Hagans                         2,622                  0.39%                   0.40%
Pamela King                                176                  0.03%                   0.03%
Emerson A. Williams, M.D.                3,646                  0.55%                   0.56%
Executive Officers who are not
Directors
Claude O. Barrington                     2,550                  0.38%                   0.39%
Devin Blum                                   0                  0.00%                   0.00%
Rodney Epps                                 50                  0.01%                   0.00%
Thomas E. Mclaurin, Jr.                      0                  0.00%                   0.00%
Patricia Mitchell                       77,407(6)              11.58%                  11.81%
Alex Moore                                   0                  0.00%                   0.00%
Felipe Reyes                                 0                  0.00%                   0.00%
Debra Thornton                              80(7)               0.01%                   0.00%
Saundra Turpin                               0                  0.00%                   0.00%
Thomas A. Wilson, Jr.                      100(7)               0.01%                   0.00%
All directors and executive            333,781(8)              49.94%(8)               50.89%(8)
officers as a group (17
persons)

Other 5% Shareholders
Industrial Bank  of Washington          54,720                  8.19%                   8.35%
Employee Stock Ownership Plan

Cynthia T. Mitchell                    100,763(9)              15.08%                  15.37%

(1) Each director, executive officer and five percent shareholder has a business address c/o IBW Financial Corporation, 4812 Georgia Avenue, Washington, DC 2001, (202) 537-0776.

(2) For purposes hereof, a person is deemed to be the beneficial owner of securities with respect to which he has or shares voting or investment power. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to all shares beneficially owned by such person.

(3) Includes 54,720 shares held by the Industrial Bank of Washington Employee Stock Ownership Plan ("ESOP") as to which Mr. Chapman is a co-trustee. If these shares were not included, Mr. Chapman could beneficially own 11,121 shares, or 1.66% of the outstanding shares of common stock before the reverse/forward split, and 1.70% of the shares outstanding after the reverse/forward split.

(4) Includes 72,813 shares held in a revocable trust of which Mr. Mitchell is the trustee, and Mr. Mitchell's spouse and son are beneficiaries. Does not include shares held by Mrs. Cynthia Mitchell as trustee for Mr. Mitchell and Ms. Mitchell. Includes 1,500 shares held by Mr. Mitchell's spouse as to which he disclaims beneficial ownership. Includes 54,720 shares held by ESOP as to which Mr. Mitchell is a co-trustee. If the ESOP shares were not included, Mr. Mitchell would beneficially own 76,313 shares, or 11.41% of the outstanding shares of common stock before the reverse/forward split, and 11.64% of the shares outstanding after the reverse/forward split. Ms. Mitchell is Mr. Mitchell's sister and Mrs. Cynthia Mitchell's daughter.

(5) Includes 233 shares held jointly with son and as to which Mrs. Fleming shares voting and investment power.

(6) Includes shares held in a revocable trust of which Ms. Mitchell is the trustee, and of which Mr. Mitchell is the beneficiary. Does not include shares held by Mrs. Cynthia Mitchell as trustee for Mr. Mitchell and Ms. Mitchell. Ms. Mitchell is the sister of Mr. Mitchell and the daughter of Mrs. Cynthia Mitchell, and is an employee of the Bank.

(7)  Includes shares registered in name of person's spouse and/or children.

(8) Includes 54,720 shares held by ESOP as to which Messrs. Chapman and Mitchell are trustees. If these shares were not included, the directors and executive officers as a group would beneficially own 279,061 shares, or 41.75% of the outstanding shares of Common Stock. before the reverse/forward split, and 278,831 shares, or 42.54% of the shares outstanding after the reverse/forward split.

(9) Includes shares held by three trusts of which Mrs. Cynthia Mitchell is trustee, and with respect to one of which Mr. Mitchell and Ms. Mitchell are beneficiaries. Mrs. Cynthia Mitchell is the mother of Mr. Mitchell and Ms. Mitchell.

         Recent Transactions. Neither the Company, not any of the persons whose ownership is listed in the above table engaged in any purchase, sale or other transaction in the common stock during the sixty days preceding the date of this proxy statement. The Company has not purchased any shares of common stock in the past two years.

                                   MANAGEMENT

         Directors. Set forth below is certain information as of the record date for the special meeting concerning the directors of the Company. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years. Each of the members of the Board of Directors of the Company, unless otherwise noted, has served since the organization of the Company in 1994. The longevity of service listed below reflects service on the Board of Directors of the Bank, including service prior to the conversion of the Bank to a national banking association. Each of the directors of the Company also currently serves as a director of the Bank.

         Clinton W. Chapman, 79, Chairman of the Board of Directors, has served as a director since 1984. Mr. Chapman, an attorney with Clinton Chapman and Associates since 1997, and Chapman and Chapman, P.C. prior to that time, has been engaged in the private practice of law for more than thirty years.

         B. Doyle Mitchell, Jr., 41, President of the Company, has served as a director since 1990. Mr. Mitchell has served as President of the Bank since March 1993. Prior to that date, he served in various executive and administrative positions at the Bank since 1983, including as Vice President-Commercial Lending from 1991 to 1993 and Assistant Vice President-Commercial Lending from 1989 to 1991. Mr. Mitchell is the son of Mrs. Cynthia Mitchell, a director of the Company, and the late B. Doyle Mitchell, a founder of the Bank. Mr. Mitchell's sister, Patricia Mitchell, is a significant shareholder and an employee of the Bank.

         Massie S. Fleming, 77, has served as a director since 1985. Mrs. Fleming retired at the end of 1997 from her position as Executive Vice President of the Bank, a position she had held since 1985. Prior to that date, she served in various executive and administrative positions at the Bank since 1959, including as Chief Executive Officer from 1985 to mid 1997.

         Robert R. Hagans, 49, has served as a director of the Company since April 2000 and as a director of the Bank since February 2000. Mr. Hagans is currently the Chief Financial Officer of AARP, having served in this capacity for approximately three years. Prior to joining AARP, Mr. Hagans was the Director of Finance for Prince George's County

Government in Maryland, having served in that position since 1995. He has previously held the position of Assistant Vice President for Asset Management and Treasury Operations for Howard University in Washington, D.C., from 1989 to 1994, and was an Investment Banker with Alex. Brown & Sons, Inc., in Baltimore, Maryland from 1987 to 1989.

         Pamela King, 45, has served as a director since June 2001. She is a Certified Public Accountant and president of the accounting firm of King, King, and Associates. Ms. King was one of the first African-American women to serve on the Maryland Board that certifies CPA's. Ms. King is the daughter of Mr. Benjamin L. King, a director of the Company until the 2004 Annual Meeting of Shareholders.

         Emerson A. Williams, M.D., 87, has served as a director since 1975. Mr. Williams is retired from the active practice of medicine. For many years he served as an instructor at Howard University School of Medicine.

         Executive Officers Who Are Not Directors. Set forth below is certain information regarding each executive officer of the Company who is not a director. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years.

         Claude O Barrington, 61, has been employed by Industrial Bank since April 24, 1975. Mr. Barrington is Vice President and Internal Counsel. Mr. Barrington also serves as the Bank's Security Officer.

         Devin Blum, 42, has served as Senior Vice President and Chief Lending Officer of the Bank since May 2002. Prior to serving in this position he served in various positions at two area banks. Mr. Blum was employed, from 1988 to 1998, by Adams National Bank as a vice president in commercial and commercial real estate lending. He was employed by EagleBank from 1998 to 2000 as a vice president in commercial and commercial real estate lending. He was most recently Director of Credit Policy at LoanChannel.Com, Inc.

         Rodney Epps, 52, has been employed by Industrial Bank since July 27, 1981. Mr. Epps currently serves as Vice President and Director of Operations.

         Thomas E. Mclaurin, Jr., 39, has been employed by Industrial Bank since 1995. Mr. McLaurin is Vice President of Corporate Affairs and also serves as Assistant Secretary of the Corporation.

         Patricia Mitchell, 43, has been employed by Industrial Bank, in various positions, since November 22, 1993. Ms. Mitchell is currently Vice President and Information Security Officer. Ms. Mitchell is the daughter of Director Cynthia
T. Mitchell and the sister of Director B Doyle Mitchell, Jr.

         Dr. Alex Moore, 58, has been employed by Industrial Bank since January 2004. Dr. Moore is Executive Vice President and Chief Operating Officer. From 2001 until Joining Industrial Bank, Dr. Moore served as President of Quality Management International, an international management consulting firm. From December 2000 to May 2001, he was Practice Director of Answerthink. From 1997 to 2000, Dr. Moore was Director of Global Human Resource Solutions for PriceWaterhouseCoopers.

         Felipe Reyes, 46, has been employed by Industrial Bank since 2002. Mr. Reyes is Vice President and Controller. From 2002 to 2002 Mr. Reyes was Assistant Controller at Cort Furniture Rental. From 1999 to 2000 Mr. Reyes was Assistant Controller of MERANT Consulting of Rockville, Maryland. From 1993 to 1999, Mr. Reyes was the accounting manager for Continental Medical Systems Eastern Neuro Rehab Hospital in Silver Spring, Maryland. From 1990 to 1992 he was senior accountant with Sampson & Associates, Inc, Rockville, Maryland.

         Debra Thornton, 50, has been employed by Industrial Bank since March 17, 1986. She is Vice President and Director of Human Resources. Ms. Thornton is also Assistant Secretary of the Corporation.

         Saundra Turpin, 55, has been employed by Industrial Bank since April 7, 1997. Ms. Turpin is Vice President and Retail Branch Administrator.

         Thomas A. Wilson, 52, has served as Senior Vice President-Chief Financial Officer of the Bank since January 1992. Prior to serving in this position he served (since April 1986) at various times as Commercial Loan Manager and Loan Review Officer of the Bank. Prior to joining the Bank in 1986, he served as a National Bank Examiner with the OCC from 1974 to 1986.

         Former Directors. The following persons were members of the Board of Directors at the time the proposed transaction was initiated, and served until the Annual Meeting of Shareholders held on May 4, 2004, at which time they stepped down for personal reasons.

         Benjamin L. King, C.P.A., 76, is Vice Chairman of the Board of Directors and Secretary of the Company and has served as a director from 1972 to 2004. Mr. King is a certified public accountant, and is self-employed as a management and tax consultant. Mr. King is the father of Ms. Pamela King, a director of the Company.

         Cynthia T. Mitchell, 77, served as a director from 1993 to 2004. Mrs. Mitchell is retired. Until 1982 she was a teacher in the District of Columbia public schools system. Mrs. Mitchell's late husband was a founder of the Bank. Mrs. Mitchell's son is B. Doyle Mitchell Jr., the President of the Company and Bank, and her daughter Patricia Mitchell, is a significant shareholder and an employee of the Bank.

         None of our directors, former directors or executive officers were convicted in a criminal proceeding during the past five years. In addition, none of our directors or executive officers was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of our directors and executive officers are citizens of the United States of America.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its and the Company's directors, officers, and employees and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         The maximum aggregate amount of loans to executive officers, directors and affiliates of the Company during 2002 and 2003 amounted to approximately $365,500 and $1,133,000, respectively, representing approximately 1.4% and 4.3% of the Company's total shareholders' equity at December 31, 2002 and, 2003, as the case may be. The increase in the amount of loans to such persons is primarily a result of the designation of additional persons as executive officers during 2003. In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. At the time each loan was made, management believed that the loan involved no more than the normal risk of collectibility and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

         As described above under "Securities Ownership of Directors, Executive Officers and Certain Beneficial Owners" the proportionate ownership interest of each of the Company's directors will increase as a result of the effectiveness of the amendment. However, none of the directors or executive officers will receive any special treatment in connection with the amendment and reverse split. There terms of the amendment and reverse split will be applied equally to all persons. The interests of the Mitchell family members will increase from an aggregate of 38.08% to an aggregate of 38.82% as a result of the reverse split, not including Mr. Mitchell's shared power to direct the vote of shares held by the Employee Stock Ownership Plan. Mr. Mitchell and Mrs. Cynthia Mitchell did not participate in the vote of the Board of Directors on the amendments.

           WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY
                AND DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT

         The Company currently files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a World Wide Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

         This prospectus includes as appendices the documents listed below that we have previously filed with the SEC (file no. 0-28360).

         (1) Annual Report on Form 10-KSB for the year ended December 31, 2003, including audited financial statements for the year ended December 31, 2003 included at Item 7 therein.

         You can obtain any of the other documents we have filed with the SEC from us, the SEC or the SEC's Internet web site as described above. THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER SOLICITED HEREBY, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON WRITTEN REQUEST. YOU MAY OBTAIN DOCUMENTS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM:

         THOMAS A. WILSON, JR., CHIEF FINANCIAL OFFICER
         IBW FINANCIAL CORPORATION
         4812 GEORGIA AVENUE
         WASHINGTON DC 20011
         TELEPHONE (202) 722-2000

         You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

                                             By Order of the Board of Directors



                                             Clinton W. Chapman, Chairman

_____, 2004

                                                                      Appendix A


                            IBW Financial Corporation

                          Annual Report on Form 10-KSB
                               for the year ended
                                December 31, 2003

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 10-KSB

         [X] Annual report under Section 13 or 15(d) of the Securities Exchange
             Act of 1934

         For the fiscal year ended December 31, 2003.

         [ ] Transition report under Section 13 or 15(d) of the Securities
             Exchange Act of 1934

         For the transition period from  _________ to ________

Commission file number: 0-28360

                            IBW Financial Corporation
                 (Name of Small Business Issuer in its Charter)


      District of Columbia                               52-1943477
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)


                  4812 Georgia Avenue, NW, Washington, DC 20021
         (Address of Principal Executive Offices)          (Zip Code)

Issuer's Telephone Number:  (202) 722-2000


Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12(g) of the Act: Common Stock, par value $1.00 per share

Check whether the Issuer; (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

The issuer's revenues for the fiscal year ended December 31, 2003 were approximately $22,466,000.

The aggregate market value of the outstanding Common Stock held by non-affiliates as of March 5, 2004 was approximately $4,359,017 (based on the most recent trade known to the Company). See "Market for Common Stock and Dividends").

As of March 5, 2004, the number of outstanding shares of the Common Stock, $1.00 par value, of IBW Financial Corporation was 668,360.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Company's definitive Proxy Statement for the 2004 Annual Meeting of Shareholders are incorporated by reference in part III hereof.

         Forward-looking statements - This report and the information incorporated by reference herein, contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward looking statements can be identified by use of words such as "may," "will," "anticipates," believes," "expects," "plans," "estimates," "potential, "continue," "should" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does not undertake to update any forward-looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS.

         IBW Financial Corporation, a District of Columbia corporation (the "Company"), was organized in December 1994 in connection with the reorganization of Industrial Bank of Washington ("IBW"), a District of Columbia chartered commercial bank, to act as the one bank holding company for IBW following the reorganization. On July 1, 1995, the reorganization of IBW was consummated, and IBW was converted from a District of Columbia chartered bank to a national banking association, under the name Industrial Bank, National Association (IBW and Industrial Bank, National Association, generally referred to collectively as the "Bank"). The main office of the Bank was relocated from the District of Columbia to Oxon Hill, Maryland, and the Company became the holding company for the Bank.

         The Bank, all of the shares of which are owned by the Company, is the sole subsidiary of the Company.

         The Bank was organized in August 1934 as a District of Columbia chartered commercial bank by a group of African-American businessmen and educators for the purpose of providing quality financial services, with an emphasis on home mortgages and automobile financing, to the underserved minority population of the District of Columbia. Over the past seventy years, the Bank has grown from one office in the District of Columbia and $250,000 in assets to six offices in the District of Columbia, three offices in Prince George's County, Maryland, one office in Charles County, Maryland, and approximately $303 million in total assets and $26 million of shareholders' equity at December 31, 2003. During the first quarter of 2004, the Bank closed two underperforming offices located in Wal-mart stores. The Bank is among the largest African-American commercial banks in the nation, and the largest African-American owned commercial bank based in the Washington D.C. metropolitan area. The customer based served by the Bank is predominately African-American.

         The Bank provides a broad range of commercial and consumer lending services, including auto loans, home equity loans, home improvement loans, credit cards and personal loans. Over two-thirds of the Bank's loan portfolio is real estate mortgage related, including residential, commercial and investment properties. In order to expand the ability of the Bank to offer a wide variety of competitively priced mortgage products to the residents of the District of Columbia and surrounding areas, the Bank has arranged to sell certain of its mortgage loans into the secondary market, enabling the Bank to make additional loans, and loans with wider repayment and interest rate options, available to the community. Additionally, the Bank offers a wide variety of loans geared to meet the needs of small businesses in the Bank's market area, including accounts receivable lines of credit, Small Business Administration loans and equipment loans.

         The Bank also provides a full range of deposit services to its customers, including personal checking, low activity student checking, interest bearing NOW accounts, golden age checking accounts for seniors, statement savings accounts, money market accounts, student accounts, investment certificates, IRA's and Christmas club accounts. Other deposit services include 24 hour banking through use of automated teller machines at ten convenient locations. As a part of the Star, Plus/Visa networks, accountholders can access ATM's across the United States at any time. Also the

Bank provides a convenient bank by mail service, direct deposit/electronic fund transfers, cash management services, safe deposit boxes, night depository, tax deposits, wire transfers and telebanc systems.

         Lending Activities - The Bank offers a wide array of lending services to its customers, including commercial loans, commercial real estate loans, lines of credit, equipment financing, construction loans, letters of credit, residential mortgages, personal loans, auto loans and home equity loans and lines of credit. Loan terms, including interest rates, loan-to-value ratios, and maturities, are tailored as much as possible to meet the needs of the borrower within prudent lending guidelines in terms of interest rate risk and credit risk.

         When considering loan requests, the primary factors taken into consideration are the purpose, the cash flow and financial condition of the borrower, primary and secondary repayment sources, the value of the underlying collateral, if applicable, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit history, trade references and visits to the borrower's place of business.

         Commercial loans are generally considered to have a higher degree of risk of default or loss than other types of loans, such as residential real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors which may cause a borrower to be unable to repay its obligations. General economic conditions can directly or indirectly affect the quality of small and mid-sized business loans. The Bank manages the loan portfolio to avoid high concentrations of similar industry loan types and/or property types in relation to total capital.

         The lending activities in which we engage carry the risk that borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve Board and general economic conditions, nationally and in our primary market area will have a significant impact on our results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations in a timely manner, resulting in decreased earnings or losses to the Bank. To the extent that loans are secured by real estate, adverse conditions in the real estate market may reduce the ability of the borrower to generate the necessary cash flow for repayment of the loan and reduce our ability to collect the full amount of the loan upon a default. These same external factors could also negatively impact collateral values. To the extent that the Bank makes fixed rate loans, general increases in interest rates will tend to reduce our spread as the interest rates we must pay for deposits increase. Interest rates may also adversely affect the value of property pledged as security for loans.

         We constantly strive to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of an economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include carefully enforcing loan policies and procedures, evaluating each borrower's industry and business plan during the underwriting process, identifying and monitoring primary and alternative sources for repayment, obtaining collateral that is margined to minimize loss in the event of liquidation, ongoing tests of borrower credit worthiness and cash flow, ongoing collateral evaluations and site inspections and monitoring of economic and market trends

         At December 31, 2003, the Bank's statutory lending limit to any single borrower was $3,897 subject to certain exceptions provided under applicable law. As of December 31, 2003, the Bank's credit exposure to its largest borrower did not exceed $3,463.

         Commercial Loans: Commercial loans are written for any legitimate business purpose including the financing of plant and equipment, interim working capital pending collection of accounts receivable, permanent working capital for growth and the acquisition and construction of real estate projects. The Bank's commercial loan portfolio reflects a diverse group of borrowers with no significant concentration in any borrower, or group of borrowers. Personal guarantees by principals of borrowing entities is a standard requirement and loans are typically priced to float at a factor at or above the prime lending rate.

         Commercial real estate loans generally represent borrower occupied transactions with a principal reliance on the borrowing businesses' ability to repay or investor transactions focused on tenant quality, occupancy and expense controls, as well as prudent guidelines for assessing real estate values. Risks inherent in managing a commercial real estate portfolio relate to either sudden or gradual drops in property values as a result of a general or local economic downturn. A decline in real estate values can cause loan to value margins to increase and diminish the Bank's equity cushion on both an individual and portfolio basis. The Bank attempts to mitigate commercial real estate lending risks by carefully underwriting each loan of this type to address the perceived risks in the individual transaction. Generally, the Bank requires a loan-to-value ratio of 80% of the lesser of cost or appraisal for owner occupied transactions and 75% for investor transactions. A borrower's ability to repay is carefully analyzed. An approved list of commercial real estate appraisers selected on the basis of a reputation for quality and accuracy has been established. Each appraisal is scrutinized in an effort to insure compliance with established appraisal guidelines and conformity with current comparable market values. The Bank generally requires personal guarantees on all loans to closely-held entities as a matter of policy. Borrowers are required to provide, at a minimum, annual corporate, partnership and personal financial statements to comply with Bank policy. Interest rate risk to the Bank is mitigated by using either floating interest rates or by fixing rates for an intermediate period of time, generally less than five years. While loan amortizations may be approved for up to 360 months, loans generally have a call provision (maturity date) of 10 years or less.

         Commercial term loans are used to provide funds for equipment and general corporate needs. This loan category is designed to support borrowers who have a proven ability to service debt over a term generally not to exceed 84 months. The Bank typically requires a first lien position on the collateral financed and other business assets and guarantees from owners having at least a 20% interest in the business. Interest rates on commercial term loans generally float or are fixed for a term not to exceed five years. Management carefully monitors industry and collateral concentrations to avoid loan exposures to a large group of similar industries and/or similar collateral. Commercial loans are evaluated for historical and projected cash flow, balance sheet strength and primary and secondary repayment sources. Commercial term loan documents include certain financial and performance covenants and require borrowers to forward regular financial information on both the business and on personal guarantors at least annually. In certain cases, this information is required more frequently, depending on the degree to which lenders desire information to monitor a borrower's financial condition and compliance with loan covenants. Key person life insurance is required as appropriate and as necessary to mitigate the risk associated with the loss of a primary owner or manager.

         Commercial lines of credit are used to finance a business borrower's short-term or seasonal credit needs and advances are often based on a percentage of eligible receivables and inventory. In addition to the risks inherent in term loan facilities, line of credit borrowers typically require additional monitoring to protect the lender against diminishing collateral values. Commercial lines of credit are generally revolving in nature and payable on demand. The Bank generally requires at least an annual rest period (for seasonal borrowers) and regular financial information (monthly or quarterly financial statements, monthly accounts receivable agings, borrowing base certificates, etc.) for borrowers with rapid growth and permanent working capital financing needs. Advances against collateral are generally margined, limiting advances on eligible receivables to 75-80% of current accounts. Lines of credit and term loans to the same borrowers are generally cross-defaulted and cross-collateralized. Industry and collateral concentration disciplines are the same as those used in managing the commercial term loan portfolio. Interest rate charges on this group of loans generally float at a factor at or above the prime lending rate. Generally, personal guarantees are also required on these loans.

         Consumer Loans. Loans are considered for any worthwhile personal purpose on a case-by-case basis, such as financing of tuition, household expenditures, home and automobile financing. Consumer credit facilities are underwritten to focus on the borrower's credit record, length and stability of employment, income to service debt and quality of collateral. Residential real estate loans held in portfolio are limited to advances of 90% of loan to appraised value. Maximum debt to income ratio established by loan policy is 40% and maximum unsecured revolving debt will not exceed 10% of net worth. Installment loan terms range out to 72 months and are priced at fixed interest rate. Home equity loans amortize over 5-15 years and are fixed rate while home equity lines are revolving with 10-year maturities and have floating rates tied to the prime rate.

         Loan Administration. As part of its internal loan administration process, the Bank's Directors Loan Committee, comprised of directors, reviews all loans 30-days delinquent, loans on the watch list, loans rated special mention, substandard, or doubtful and other loans of concern at least quarterly. The Committee also reviews new loan production, credit concentrations, loan loss reserves, declined loans, documentation exceptions, loan policy exceptions, new products and pricing. The Committee commissions periodic documentation and internal control reviews by outside vendors to complement internal audit and credit administration oversight.

         Investment Activities. The investment policy of the Bank is an integral part of its overall asset/liability management program. The investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. The Bank seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

         The securities in which the Bank may invest are subject to regulation and are limited to securities which are considered investment grade securities. In addition, the Bank's internal investment policy restricts investments to the following categories: U.S. Treasury securities; obligations of U.S. government agencies; mortgage-backed securities or collateralized mortgage securities issued by Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation; and Government National Mortgage Association, or securities of states and political subdivisions. The Bank has sought to maximize returns on the investment portfolio thorough investment in non-taxable securities

FORMAL AGREEMENT

         On April 21, 2003, Industrial Bank, N.A., the Company's subsidiary bank, entered into a new Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement was amended on March 22, 2004.

         As amended, the Agreement is focused largely on adoption and implementation of programs and internal controls to ensure compliance with the Bank Secrecy Act, with the requirement to file Suspicious Activity Reports, and with consumer laws and regulations, and with the development and implementation of information technology and internet banking security policies and procedures, including procedures and policies related to security of Bank and customer information. It also requires additional planning and procedures with respect to disaster recovery procedures and the retention, monitoring and oversight of third party vendors. It also requires the Board to take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the current Report of Examination prepared by the OCC and in any subsequent report of examination. It requires the Bank to adopt, implement and ensure adherence to a performance management program designed to ensure accountability through a review process to demonstrate that the Board is discharging its responsibility to properly supervise management.

         Compliance with the Agreement is to be monitored by a committee (the "Committee") of at least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of Mr. King (Chairman), Mrs. Fleming, and Mr. Chapman, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

         The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable capital requirements.

         There can be no assurance that its regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. While the Bank believes that it has made significant progress in addressing many of the requirements of the Agreement, and is continuing its compliance efforts, it is not currently in full compliance with the Agreement. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties.

MARKET AREA AND COMPETITION

         The Bank's primary market area consists of the District of Columbia, and Prince George's County, Maryland. The Washington Metropolitan Statistical Area, (the "Washington MSA"), of which the Bank's market area forms a part, is a highly competitive one, in which a large number of regional and national, majority owned and managed, multi-bank holding companies operate, in addition to numerous small and medium sized community banks. Additionally, a large number of thrift institutions and non-bank financial service providers, including insurance companies, brokerage firms, credit unions, mortgage companies, consumer finance companies, mutual funds and other types of financial institutions compete in the Washington MSA for investment dollars and lending business. As a result of changes in federal and state banking legislation, competitors not already in the Bank's market may seek to enter such market. The District of Columbia, Maryland and Virginia have each enacted legislation permitting banks organized or based in other jurisdictions to establish or acquire banks or branches in such jurisdictions.

EMPLOYEES

         As of December 31, 2003, the Bank had 160 full time equivalent employees. None of the Bank's employees are represented by any collective bargaining group, and the Bank believes that its employee relations are good. The Bank provides a benefit program which includes health and dental insurance, life and long term disability insurance and an employee stock ownership plan for substantially all full time employees. Annual contributions to the employee stock ownership plan are determined by the Board, and amounted to $100,000 in 2003, $138,000 in 2002 and $169,000 in 2001. The Company does not have any employees who are not also employees of the Bank.

REGULATION

         The following summaries of statutes and regulations affecting bank holding companies do not purport to be complete discussions of all aspects of such statutes and regulations and are qualified in their entirety by reference to the full text thereof.

         Holding Company Regulation. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a registered bank holding company, the Company is required to file with the Board of Governors of the Federal Reserve (the "Federal Reserve") an annual report, certain periodic reports and such reports and additional information as the Federal Reserve may require pursuant to the BHCA, and is subject to examination and inspection by the Federal Reserve.

         BHCA - Activities and Other Limitations. The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the Federal Reserve.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: making or servicing loans such as would be made by a mortgage company, consumer finance company, credit card company, or factoring company; performing trust company functions; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; ownership or operation of a savings association; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto.

         Effective on March 11, 2002, the Gramm Leach-Bliley Act of 1999 (the "GLB Act") allows a bank holding company or other company to certify status as a financial holding company, which allows such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. The GLB Act allows a wider array of companies to own banks, which could result in companies with resources substantially in excess of the Company's entering into competition with the Company and the Bank.

         Commitments to Subsidiary Banks. Under Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy.

         Limitations of Acquisitions of Common Stock. The federal Change in Bank Control Act prohibits a person or group from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         In addition, with limited exceptions, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Company. Such approval would be contingent upon, among other things, the acquiror registering as a bank holding company, divesting all impermissible holdings and ceasing any activities not permissible for a bank holding company.

         The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of an institution's capital. These guidelines are substantially identical to those which are applicable to the Bank discussed below.

         Bank Regulation. The Bank is subject to extensive regulation and examination by the Office of the Comptroller of Currency ("OCC") and by the FDIC, which insures its deposits to the maximum extent permitted by law. The federal laws and regulations which are applicable to national banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

         The GLB Act made substantial changes in the historic restrictions on non-bank activities of bank holding companies, and allows affiliations between types of companies that were previously prohibited. The GLB Act also allows national banks to engage in a wider array of non banking activities through "financial subsidiaries."

         Capital Adequacy Guidelines. The Federal Reserve, the OCC and the FDIC have all adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements, determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

         National banks are required to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to the Bank and will apply to the Company (a bank holding company) so long as its total assets equal $150,000,000 or more.

         Tier 1 Capital for national banks generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for unrealized gain or loss on securities classified as available for sale in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash and certain U.S. government and agency securities, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk based capital requirements, the OCC has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated national banks, with an additional cushion of at least 100 to 200 basis points for all other national banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. Under the OCC's regulations, highest-rated banks are those that the OCC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A national bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit to the applicable OCC district office for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum Leverage Capital Ratio requirement. A national bank which fails to file such plan with the OCC is deemed to be operating in an unsafe and unsound manner, and could subject the bank to a cease-and-desist order from the OCC. The OCC's regulations also provide that any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder, solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement with the OCC to increase its Leverage Capital Ratio to such level as the OCC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The OCC capital regulations also provide, among other things, for the issuance by the OCC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         At December 31, 2003, the Bank was in compliance with all minimum federal regulatory capital requirements which are generally applicable to national banks, as well as the capital requirements of the interim capital assistance. As of such date, the Bank had a Tier 1 Risk Based Capital Ratio and a Total Risk Based Capital Ratio equal to approximately 14.29% and 15.55% respectively, and a Leverage Capital Ratio equal to approximately 7.55%.

         Prompt Corrective Action. Under Section 38 of the FDIA, the federal banking agencies have promulgated substantially similar regulations to implement a system of prompt corrective action. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage

Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

         An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

         A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule and current position of the OCC is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to between the OCC and the FDIC. In general, good cause is defined as capital which has been raised and is imminently available for infusion into the Bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

         Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

         Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

         At December 31, 2003, the Bank's capital levels were sufficient to be classified as "well capitalized" for purposes of Section 38 of the FDIA. However, as a result of the Formal Agreement, the Bank is considered to be "adequately capitalized".

         Deposit Insurance Premiums. The FDIA establishes a risk based deposit insurance assessment system. Under applicable regulations, deposit premium assessments are determined based upon a matrix formed utilizing capital categories - well capitalized, adequately capitalized and undercapitalized - defined in the same manner as those categories are defined for purposes of
Section 38 of the FDIA. Each of these groups is then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from 0.04% of insured deposits for well capitalized institutions having the lowest level of supervisory concern, to 0.31% of insured deposits for undercapitalized institutions having the highest level of supervisory concern. In general, while the Bank Insurance Fund of the FDIC ("BIF") maintains a reserve ratio of 1.25% or greater, no deposit insurance premiums are required. When the BIF reserve ratio falls below that level, all insured banks would be required to pay premiums. Payment of deposit insurance premiums will have an adverse effect on earnings. The Bank is also required to pay an additional assessment in connection with the repayment of the "Fico bonds" issued in connection with the resolution of the savings and loan crisis.

         Regulatory Enforcement Authority. The enforcement authority of the federal banking regulators includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

ITEM 2.  DESCRIPTION OF PROPERTIES.

         The Bank currently operates eight offices, six in the District of Columbia, and two in Prince George's County, Maryland. The Bank owns its office located at 4812 Georgia Avenue, NW and its branch offices located at 2002 11th Street, NW and 45th and Blaine Streets, NE. The Georgia Avenue office, which is also the principal executive office of the Company, consists of a 6,000 square foot stand alone building with drive-in facilities, and a separate 2,000 square foot building housing the Bank's operations center next door. The 11th Street office is housed in a 4,000 square foot building, and an adjacent 2,000 square foot building houses the loan operations center. The Blaine Street office occupies an approximately 2,000 square foot stand alone building, with drive-in facilities, near the Benning Road Metro Station. The Bank leases the remainder of its offices. The 14th and U Streets office is located in a 1,922 square foot storefront, under a lease expiring in 2010, at a current rent of $40,792 per year. The Bank's F Street office is located in a 1,273 square foot storefront under a lease expiring at the end of 2005 at a current annual rent of $80,313, subject to annual increases. The Forestville, Maryland office is located in a 2,696 square foot storefront with drive-in facilities, and is occupied under a lease expiring in June 2004 at a current annual rental of $26,152. The Oxon Hill office is a 10,531 square foot, two story building with drive in facilities, having a new lease beginning January 2003, for a two year period and a two year renewal option. The annual rent is $92,270 with a 3% increase at the two year renewal period. The Company is responsible for all operating and maintenance expenses on the Oxon Hill property. The Brookland/Woodridge office, which opened in 1997, is located in 2610 Rhode Island Avenue, NE and occupied under a lease expiring in August 2004, at a current annual rental of $22,896, subject to annual increases.

         During the fourth quarter of 2003, management decided to close the two in-store Wal-Mart branches in the first quarter 2004. Lease and other expenses associated with these two locations have been accelerated to the closing dates.

         The Company believes that its existing facilities are adequate to conduct its business.

ITEM 3.  LEGAL PROCEEDINGS.

         The Company is involved in routine legal proceedings in the ordinary course of its business. In the opinion of management, final disposition of these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matters were submitted to a vote of security holders during the fourth quarter of the year ended December 31, 2003.

                                     PART II

ITEM 5. MARKET FOR COMMON EQUITY, RELATED SHAREHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES.

MARKET FOR COMMON STOCK AND DIVIDENDS

         There does not currently exist an organized public trading market for shares of the Company's Common Stock. Trading in the Company's Common Stock has been sporadic, and consists of private trades conducted without brokers. The Company is aware of approximately 6 trades of the Common Stock since January 1, 2001. The last trade known to the Company was a trade of 1,301 shares at a price believed to be in the range of $12.00 or $13.00 per share in October 2003. The company understands that two other blocks of a similar size were purchased at the same time at a similar price. The company was not involved in the transactions and has only limited range information about the transactions. The company knows of a trade of 500 shares at $14.00 in August 2003. The Company does not have information as to the price at which the other two trades occurred. There may be other trades of which the Company is either not aware, or with respect to which the Company is not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the Common Stock. As of December 31, 2003, there were 668,360 shares of Common Stock outstanding, held of record by approximately 527 shareholders.

         The Company has proposed for the approval of shareholders at the 2004 annual meeting, a one for 101 reverse split of the common stock, which would result in holders of 100 or fewer shares receiving cash in exchange for their shares, at a rate of $36.50 per pre-split share. The reverse split would be followed by a 101 for one forward split. As a result of the reverse/forward split, it is expected that approximately 281 shareholders of record would be cashed out, approximately 13,000 shares would be redeemed, and the Company would be able to cease reporting under the Securities Act of 1934.

         During 2000, the Company resumed the payment of regular dividends, which had been suspended during 1998 and 1999 as a result of additional expenses incurred in respect of the provision for loan losses and increased levels of non-performing and problem assets. There can be no assurance, however, that the Company will continue to have earnings at a level sufficient to support the payment of dividends, or that it will in the future elect to pay dividends. As the Bank is the primary source of funds for payment of dividends by the Company, the inability of the Bank to pay dividends could adversely affect the ability of the Company to pay dividends.

         Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. As of the date hereof, there is no default in the payment of dividend on the Series A Preferred Stock.

         Regulations of the OCC place a limit on the amount of dividends the Bank may pay to the Company without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of December 31, 2003 the Bank would not need prior approval from OCC unless a declaration of dividends exceeded $6,553,000. Under District of Columbia law, the Company may generally pay cash dividends at any time when it is not insolvent and where its net assets exceed its stated capital (the par value of all outstanding shares), and where payment of the dividend will not cause the Company to become insolvent or to have its stated capital exceed its net assets. The

Federal Reserve and the OCC also have authority to prohibit a bank from paying dividends if the Federal Reserve or the OCC deems such payment to be an unsafe or unsound practice.

         The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

         As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

         Set forth below is certain financial information relating to the Company's dividend history for the past five fiscal years.

                                             Year Ended December 31,
                                      -----------------------------------
                                      2003    2002   2001     2000   1999
                                      ----    ----   ----     ----   ----
Net income per common share          $3.01   $3.03   $4.18   $3.20   $2.50
Dividends paid per common share      $0.80   $0.70   $0.70   $0.60   $0.15

         The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank.

RECENT SALES OF UNREGISTERED SHARES.

         During the past three fiscal years, the Company has not sold any securities without registration under the Securities Act of 1933.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS.

         The following financial review presents a discussion of the results of operations, an analysis of the asset and liability structure of the Company, and its sources of liquidity and capital resources and should be read in conjunction with the consolidated financial statements. All dollar amounts shown in this management's discussion and analysis are in thousands, except with respect to per share data.

         General - The Company's net income depends primarily on net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Non-interest income, such as customer deposit account services charges, late charges on loans and other sources of income also affect net income. The Company's operating expenses, other than interest expense; consist principally of compensation and employee benefits, occupancy, data processing, provision for loan losses and other operating expenses. The Company's net income is significantly affected by general economic conditions in the Washington, DC metropolitan area and policies of regulatory authorities.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

         The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

         The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

         The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet as of December 31, 2003.
Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Credit Risk Management section of this financial review.

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

Note 1 to the consolidated financial statements discusses new accounting policies adopted by the Company during 2003 and the expected impact of accounting policies recently issued or proposed but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects the Company's financial condition, results or operations, or liquidity, the impacts are discussed in the applicable section(s) of this financial review and notes to the consolidated financial statements.

RESULTS OF OPERATIONS
(Dollars in thousands, except per share data)

Years Ended December 31, 2003 and 2002

         Overview - Net income was $2,037 for 2003 compared with $2,047 in 2002, a decrease of $10 or less than 1% from a year ago. Earnings per common share was $3.01 in 2003 compared with $3.03 in 2002. The decrease in net income was primarily attributable to an increase in the provision for loan losses of $735, an increase in non-interest expenses of $153 offset by an increase of $718 in non-interest income, an increase in net interest income of $13, and a decrease in taxes of $157. Return on average assets was .67% for 2003, down from .68% for 2002. Return on average equity was 7.70% for 2003, compared with 8.43% for 2002.

TABLE 1. FINANCIAL OVERVIEW

         The following table summarizes net income divided by average assets and average shareholders' equity, dividend pay-out ratio (dividends declared per common share divided by net income per common share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years listed below.

                                                       2003     2002      2001
                                                       -----------------------
Return on average assets                                 .67%     .68%     .99%
Return on average equity                                7.70%    8.43%   13.27%
Dividend pay-out ratio                                 26.57%   23.10%   16.73%
Average shareholders' equity to average assets          8.72%    8.07%    7.49%
Net income per common share                            $3.01    $3.03    $4.18


         Net Interest Income- Net interest income is the principal source of earnings for the Company. It is affected by a number of factors including the level, pricing and maturity of interest-earning assets and interest-bearing liabilities, interest rate fluctuations, and asset quality. Information concerning the Company's interest-earning assets, interest-bearing liabilities, net interest income, and interest rate spreads, and net yield on interest-earning assets is presented in Table 2. Changes in the Company's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities are presented in Table 3.

TABLE 2. AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS (1)


                                                         Year Ended December 31,
                                   -------------------------------------------------------------------
                                                 2003                              2002
                                   -------------------------------------------------------------------
                                      Average    Average    Amount      Average   Average    Amount
                                      Balance     Rate     Paid or      Balance     Rate    Paid or
                                                            Earned                           Earned
ASSETS                                                    (dollars in thousands)

Loans, net                            $148,704    7.73%      $11,489    $131,722     8.33%    $10,976
Taxable securities                     100,046    4.12%        4,126     108,166     5.31%      5,741
Non-taxable securities (2)              29,088    7.86%        2,285      28,144     7.88%      2,217
Federal funds sold                       4,855    1.03%           50      14,211     1.65%        235
Interest-bearing deposits held           1,238    2.26%           28       1,303     2.53%         33
                                      --------                ------    --------              -------
Total interest-earning assets          283,931    6.33%      $17,978    $283,546     6.77%    $19,202
Cash and due from banks                 10,067                            10,734
Bank premises and                        3,462                             2,430
    equipment, net
Other assets                             5,624                             4,241
                                      --------                          --------
Total assets                          $303,084                          $300,951
                                      ========                          ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing demand deposits      $ 25,917    0.50%      $   129    $ 25,247     0.44%    $   112
Savings deposits                        92,630    1.20%        1,114      81,378     1.43%      1,165
Time deposits                           57,560    2.06%        1,186      56,680     3.40%      1,929
                                      --------    ----       -------    --------              -------
Total interest-bearing deposits        176,107    1.38%        2,429     163,305     1.96%      3,206
Short-term borrowings                   27,130    0.93%          251      36,147     1.28%        462
Long-term borrowings                     4,000    4.53%          181       7,709     5.86%        453
                                      --------               -------    --------              -------
Total interest-bearing liabilities     207,237    1.38%        2,861     207,161     1.99%      4,121
Noninterest-bearing liabilities         68,672                            67,749
Other liabilities                          733                             1,765
Shareholders' equity                    26,442                            24,276
                                      --------                          --------
Total liabilities and
  shareholders' equity                $303,084                          $300,951
                                      ========                          ========

NET INTEREST INCOME AND NET
  YIELD ON INTEREST-EARNING ASSETS

Net interest income                                          $15,117                          $15,081
                                                             =======                          =======
Interest rate spread                              4.95%                              4.78%
Net yield on average interest-
earning assets                                    5.32%                              5.32%
Average interest-earning assets
to average interest-bearing
liabilities                                     137.01%                            136.87%


                                         Year Ended December 31,
                                   ----------------------------------
                                                 2001
                                   ----------------------------------
                                      Average    Average      Amount
                                      Balance      Rate      Paid or
                                                              Earned
ASSETS                                   (dollars in thousands)

Loans, net                           $128,631      8.92%     $11,474
Taxable securities                    107,007      6.29%       6,728
Non-taxable securities (2)             19,245      8.06%       1,552
Federal funds sold                      9,506      3.59%         341
Interest-bearing deposits held            969      4.02%          39
                                     --------                -------
Total interest-earning assets         265,358      7.59%     $20,134
Cash and due from banks                11,537
Bank premises and                       2,184
    equipment, net
Other assets                            4,935
Total assets                         $284,014
                                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing demand deposits     $ 25,012      0.62%     $   154
Savings deposits                       68,747      2.42%       1,666
Time deposits                          51,438      4.21%       2,163
                                     --------                -------
Total interest-bearing deposits       145,197      2.74%       3,983
Short-term borrowings                  48,155      3.04%       1,462
Long-term borrowings                    1,902      5.05%          96
                                     --------                -------
Total interest-bearing liabilities    195,254      2.84%       5,541
Noninterest-bearing liabilities        65,645
Other liabilities                       1,848
Shareholders' equity                   21,267
                                     --------
Total liabilities and
  shareholders' equity               $284,014
                                     ========

NET INTEREST INCOME AND NET
  YIELD ON INTEREST-EARNING ASSETS

Net interest income                                          $14,593
                                                             =======
Interest rate spread                               4.75%
Net yield on average interest-
earning assets                                     5.50%
Average interest-earning assets
to average interest-bearing
interest-bearing liabilities                     135.90%


(1) Yields on securities available for sale have been computed based upon the historical cost of such securities and do not give effect to changes in fair value of such securities, which are reflected as a component of stockholder's equity. Non-accruing loans are included in average balances.
(2) Yields on non-taxable securities are presented on a tax-equivalent basis (reduced by the nondeductible portion of interest expense) using a 34% tax rate where applicable. Interest income and net interest income reported in the Company's consolidated statements of income were $17,201 and $14,340 for 2003, $18,448 and $14,327 for 2002, and $19,606 and $14,065 for 2001.

TABLE 3. RATE/VOLUME ANALYSIS OF TAX EQUIVALENT NET INTEREST INCOME

         Net interest income is affected by changes in the average interest rate earned on interest-earning assets and the average interest rate paid on interest-bearing liabilities. In addition, net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities. The following table sets forth the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of interest-earning assets and interest-bearing liabilities and from changes in yields and rates. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to volume and the change due to rate. Interest income on tax-exempt securities is presented on a taxable-equivalent basis.

                                                YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                             ------------------------------         ------------------------------
                                                     2003 VS. 2002                           2002 VS 2001
                                              INCREASE (DECREASE) DUE TO             INCREASE (DECREASE) DUE TO
                                             ------------------------------         ------------------------------
(dollars in thousands)                       Volume       Rate       Total          Volume       Rate       Total

Loans                                        $1,415    $  (902)     $   513         $  276     $  (774)    $  (498)
Taxable securities                             (431)    (1,184)      (1,615)            73      (1,060)       (987)
Non-taxable securities                           74         (6)          68            718         (53)        665
Federal funds sold                             (155)       (30)        (185)           169        (275)       (106)
Interest-bearing deposits held                   (2)        (3)          (5)            13         (19)         (6)
                                             ------    -------      -------            ---     -------     -------
Total interest-earning assets                   901     (2,125)      (1,224)         1,249      (2,181)       (932)

Deposits
Interest-bearing demand deposits                  3         14           17              1         (43)        (42)
Savings deposits                                161       (212)         (51)           306        (807)       (501)
Time deposits                                    30       (773)        (743)           220        (454)       (234)
                                               ----    -------      -------           ----     -------     -------
Total interest-bearing deposits                 194       (971)        (777)           527      (1,304)       (777)
Short-term borrowings                           (89)      (122)        (211)          (365)       (635)     (1,000)
Long-term borrowings                           (218)       (54)        (272)           293          64         357
                                             ------    -------      -------          -----     -------     -------
Total interest-bearing liabilities             (113)      (978)      (1,260)           455      (1,875)     (1,420)
                                             ------    -------      -------          -----     -------     -------
Net interest income                          $1,014    $(1,147)     $    36         $  794     $  (306)    $   488
                                             ======    ========     =======         ======     =======     =======


On a tax-equivalent basis, net interest income for 2003 increased $36 or less than 1% over 2002. Average interest-earning assets only increased by $385 or less than 1%, but resulting primarily due to an increase in loans of $16,982 or 13%, and an increase in non-taxable securities of $944 or 3%, offset primarily by decreases in federal funds sold of $9,356 or 66%, and taxable securities of $8,120 or 7%. Average interest-bearing liabilities remained relatively constant during 2003 at $207 million, with a shift resulting in an increased in interest bearing deposits of $12,802 or 8% and a decrease in borrowings of $12,726 or 29%.

         The net interest rate spread increased 17 basis points, from 4.78% in 2002 to 4.95% in 2003. The increase is a result of a 44 basis point decrease in the average yield on interest-earning assets versus a 61 basis points decrease in rates paid on average interest bearing liabilities. The yield on loans in 2003 decreased 60 basis points from 2002 due to the continued impact of the declining interest rate environment which resulted in historical low residential mortgage rates. The decline in yields reflects the general declines in market rates.

         Interest income from taxable securities decreased $1,615 or 28% to $4,126 for the year ended December 31, 2003 compared to $5,741 for 2002. This decrease in interest income on taxable securities is attributed primarily with the historical low interest environment over the past year, coupled with the accelerated increase in the amortization of premiums on mortgage-backed securities resulting from faster pay-downs. In 2003, the principal paydowns on mortgage-backed securities totaled $39,226 compared to $19,751 in 2002. As a result of this low interest environment, the average yield on taxable securities decreased 119 basis points to 4.12% for 2003 compared to 5.31% for 2002.

         Provision for Loan Losses-The Company maintains an allowance for loan losses to absorb losses on existing loans that may become uncollectible. A provision for loan losses of $735 was recorded in 2003 compared to no provision in 2002. The increase in the provision for loan losses was primarily attributed to one commercial loan in the amount of $726 that was charged off in 2003. Management believes that the allowance for loan losses is adequate to absorb potential losses inherent in the loan portfolio. As losses on loans are not statistically predictable and are dependent upon economic conditions in the Bank's marketplace, future provisions or reversals for loan losses may decrease or increase from the levels deemed appropriate as of December 31, 2003. There can be no assurance, however, that future provisions for loan losses will not be required.

         Non-interest Income- Non-interest income increased $718 or 16% to $5,265 for 2003 from $4,547 for 2002. The primary component of non-interest income is service charges on deposit and checking accounts, and gains or losses on sale of securities and loans. The increase in non-interest income was primarily a result of an increase in gains on securities of $395 or 77%, an increase in service charges of $224 or 8% and an increase in other income of $109 or 103%. The declining interest rate environment in 2003 and 2002 allowed management to take advantage of investment strategies that were instituted over the past several years and realize market gains on securities held in the investment portfolio. The increase in service charges on deposits was a result of a new service charge structure that was implemented in January 2003. Other operating income increase was due primarily to the acquisition of Bank Owned Life Insurance (BOLI). BOLI is a whole life insurance policy on certain officers of the Bank with the Bank as beneficiary in the event of death of the officer. Income is recognized as the appreciation in underlying cash surrender value and is not taxable under current tax regulations. If the policy is redeemed for its cash value the appreciation in value becomes taxable. BOLI is carried as an asset on the books of the Bank under the category "Other assets". The Company acquired $5.4 million in BOLI in June of 2003 and recognized $173 in non-interest income in 2003.

         Non-interest Expense- Non-interest expense for 2003 was $16,655, an increase of $153 or 1% over 2002. The composition of the increase consists of a $366 or 4% increase in salary and employee benefits, an increase of $222 or 18% in furniture and equipment expenses, an increase of $62 or 7% in occupancy expenses, and an increase of $9 in advertising expenses, offset by a decrease in other expenses of $423 or 10% and a decrease in data processing expenses of $83 or 10%.

         The increase in salaries was due primarily to increased personnel cost associated with the hiring of several key personnel in 2002 and their respective full year cost in 2003, coupled with normal salary increases.

         The increase in furniture and equipment expense was due primarily to increased costs associated with computer equipment and data processing equipment including depreciation. During the later part of 2002, the Company installed a new state-of-the-art reader sorter equipment which alone accounted for an increase in depreciation expense of $100.

         Provision for Income Taxes- The provision for income taxes for 2003 was $178, compared to $325 for 2002, reflecting a decrease of $147 or 45% due primarily to higher tax-exempt income relative to taxable income. The effective tax rate was 8.0% for 2003, compared to 13.7% for 2002. The percentage of tax exempt income to total interest income has increased each of the past three years while net income has declined. Additionally, federally tax exempt income as a percentage of net income before taxes was approximately 69% and 62% for the years ended December 31, 2003 and 2002, respectively. The Bank also invests in certain obligations that are exempt from state income taxes which has effectively eliminated state tax expense in 2003. As a result of the levels of tax exempt interest income, the Company is subject to the Alternative Minimum Tax ("AMT") for federal tax purposes. Any AMT taxes paid will result in a credit that is available to reduce future federal tax liabilities once the Company is not subject to AMT.

ASSET/LIABILITY MANAGEMENT

         Interest rate sensitivity gap ("gap") analysis measures the difference between the assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within a specified time period, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling interest rates. A liability-sensitive position would generally imply a negative impact in net interest income in periods of rising interest rates and a positive impact in periods of falling rates.

         Table 4 presents an analysis of the Company's interest-sensitivity gap position at December 31, 2003. Asset prepayments and liability decay rates are estimated based on the Company's experience. Non-maturity deposits such as savings, NOW accounts and money markets do not have a stipulated maturity. Of these deposits, 15% are prorated over the one year period while the remaining balance is placed in the one to five year period. Time deposits are allocated according to their contractual maturities. As summarized in Table 4, the Company's one-year cumulative gap ratio is 91%, with a cumulative negative (liability) gap of $8 million, representing 3% of assets. This position reflects a liability-sensitive position where more liabilities than assets re-price during the one-year period.

         Generally, a liability-sensitive position would result in an adverse impact on net income during a period of rising interest rates, and a positive impact on net interest income in a period of declining interest rates.

         Gap analysis has limitations because it cannot measure the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and liabilities indicated as repricing within a stated period which may in fact reprice at different times at different volumes. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating Table 4.

TABLE 4. RATE SENSITIVITY ANALYSIS

                                                                  4 TO 12      WITHIN 12                     OVER
(dollars in thousands)                             0-90 DAYS      MONTHS         MONTHS      1-5 YEARS      5 YEARS      TOTALS

 Loans (1) (2)                                     $  12,618     $  13,753     $  26,371     $  71,250     $  69,202    $ 166,823
 Investment Securities (3)(4)                         30,843        19,325        50,168        37,759        26,829      114,756
 Federal funds Sold                                       --            --            --            --            --           --
 Interest Bearing Bank Balances:                         183           154           337         1,000            --        1,337
                                                   ---------     ---------     ---------     ---------     ---------    ---------
 TOTAL EARNING ASSETS                              $  43,644     $  33,232     $  76,876     $ 110,009     $  96,031    $ 282,916
                                                   =========     =========     =========     =========     =========    =========
Percent of total earnings assets                       15.43%        11.75%        27.17%        38.88%        33.94%      100.00%

Interest-bearing liabilities
Time COD's of $100M or more                        $   4,699     $   8,470     $  13,169     $  15,133     $      --    $  28,302
 Savings,Now, MMDA'S and
    other time deposit (3)                             4,375        13,124        17,499        99,158            --      116,657
 Time COD'S less than $100M                            9,360        16,555        25,915         4,807            --       30,722
 Borrowed funds                                       28,313            --        28,313         4,000            --       32,313
                                                   ---------     ---------     ---------     ---------     ---------    ---------

TOTAL INTEREST BEARING LIABILITIES                 $  46,747     $  38,149     $  84,896     $ 123,098     $      --    $ 207,994
                                                   =========     =========     =========     =========     =========    =========
 Interest-sensitivity gap                          $  (3,103)    $  (4,917)    $  (8,020)    $ (13,089)    $  96,031    $  74,922
 Cumulative interest-sensitivity gap               $  (3,103)    $  (8,020)    $  (8,020)    $ (21,109)    $  74,922    $  74,922
Ratio of earning assets to interest-bearing
   liabilities (gap ratio)                             93.36%        87.11%        90.55%        89.37%           --       136.02%
Cumulative ratio of earnings assets to interest-
   bearing liabilities (cumulative gap ratio)          93.36%        90.55%        90.55%        89.85%       136.02%      136.02%
Cumulative interest-sensitivity gap as a
   percent of total assets                             (1.15%)       (2.97%)       (2.97%)       (7.82%)       27.75%       27.75%
                                                   =========     =========     =========     =========     =========    =========



(1)      Non-accruing loans are excluded from loan totals.
(2)      Loans have been included based on their contractual maturities.
(3) 15% of Savings, NOW, MMDA, and other time deposits are in the one year category with balance in the one to five years category.
(4) Mortgage-backed securities have been included based on their estimated remaining maturities, utilizing the most recent quarter pay-down experience and prorated outward. Fourth quarter 2003 pay-down experience was $8,234. However, $26,527 in mortgage back securities have an expected average life of 1.92 years.

TABLE 5. FINANCIAL CONDITION

         Table 5 sets forth information concerning the composition of the Company's assets, liabilities and shareholders' equity at December 31, 2003, 2002, and 2001.

                                                    ---------------------------------------------------------------------------
                                                       2003        PERCENT       2002        PERCENT      2001        PERCENT
                                                    ---------------------------------------------------------------------------
ASSETS                                                                          (dollars in thousands)

     Loans, net                                        $164,816      54.46%      $134,859      45.66%     $135,514      45.87%
     Investment securities                              114,756      37.92%       137,235      46.47%      127,365      43.11%
     Federal funds sold                                      --       0.00%         5,900       2.00%       14,100       4.77%
     Interest-bearing deposits
         in other banks                                   1,337       0.44%           887       0.30%          882       0.30%
                                                       --------     ------       --------     ------      --------     ------
     TOTAL EARNINGS ASSETS                              280,909      92.82%       278,881      94.43%      277,861      94.05%
     Cash and due from banks                              9,194       3.04%         8,890       3.01%       11,059       3.74%
     Bank premises and equipment                          3,362       1.11%         3,455       1.17%        2,374       0.80%
     Other assets                                         9,172       3.03%         4,110       1.39%        4,128       1.41%
                                                       --------     ------       --------     ------      --------     ------
     TOTAL ASSETS                                      $302,637      100.0%      $295,336      100.0%     $295,422      100.0%
                                                       ========     ======       ========     ======      ========     ======

LIABILITIES AND SHAREHOLDERS' EQUITY

     Demand deposits                                   $ 66,243      21.89%      $ 68,432      23.16%     $ 63,869      21.62%
     Savings, NOW and MMDA                              116,657      38.55%       111,919      37.90%       95,096      32.19%
     Time deposits $100,000 or more                      28,302       9.35%        24,299       8.23%       25,109       8.50%
     Other time deposits                                 30,722      10.15%        32,536      11.02%       32,916      11.14%
                                                       --------     ------       --------     ------      --------     ------
     TOTAL DEPOSITS                                     241,924      79.94%       237,186      80.31%      216,990      73.45%
     Short term borrowings                               28,313       9.36%        25,084       8.49%       43,483      14.72%
     Long term borrowings                                 4,000       1.32%         4,000       1.35%       10,000       3.38%
     Accrued expenses and other liabilities               2,042       0.67%         2,825       0.96%        1,798       0.61%
                                                       --------     ------       --------     ------      --------     ------
     TOTAL LIABILITIES                                  276,279      91.29%       269,095      91.11%      272,271      92.16%
     Shareholders' equity                                26,358       8.71%        26,241       8.89%       23,151       7.84%
                                                       --------     ------       --------     ------      --------     ------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $302,637     100.00%      $295,336     100.00%     $295,422     100.00%
                                                       ========     ======       ========     ======      ========     ======



         Overview- Total assets increased $7,301 from December 31, 2002 to December 31, 2003 primarily due to an increase in loans of $29,957 and other assets $5,062 due to the purchase of BOLI of $5,400 in June 2003. These increases were offset by a decrease in investments of $22,479 and Fed Funds sold of $5,900. On the liability side of the balance sheet, short-term borrowings increased $3,229, savings deposits increased $4,738, and demand deposits increased $2,189.

         Loans- Net loans outstanding at December 31, 2003 were $164,816, an increase of $29,957 or 22%, from year-end 2002. The composition of the loan portfolio is summarized in Table 6. The change in loan composition consisted primarily of an increase in residential 1 to 4 family loans of $18,925, an increase in commercial real estate loans of $6,519, an increase in consumer loans of $2,570 and an increase in commercial loans of $1,864.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         An allowance for loan losses is maintained at a level considered adequate to provide for loan losses existing as of the balance sheet date. Management is responsible for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses included in the financial statements. The evaluation process is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require management's prompt attention, such as any material effect on the allowance for loan losses or any development which may indicate an adverse trend in asset quality. The methodology employed for assessing the appropriateness of the allowance consists of the following criteria: 1) Establishment of reserve amounts for all specifically identified criticized assets that have been designated as requiring attention by management's internal loan review program, bank regulatory examinations or the external loan review and 2) An allocation to the remaining loans giving effect to historical loss experience over several years. Please refer to the discussion under the caption "Allowance for Loan Losses" in Note 1 to the Consolidated Financial Statements for additional information regarding the underlying methodology management employs in determining the allowance.

         The allowance for loan losses was $3.0 million and $3.1 million as of December 31, 2003 and December 31, 2002, or 1.8% of total loans at December 31, 2003, compared to 2.2% at December 31, 2002. A provision for loan losses of $735 was made during 2003 compared to no provision for loan losses for the year 2002. The decrease in the allowance for loan losses since December 31, 2002 reflects net charged off loans of $820 and the $735 provision. Non-performing assets increased $500 or less than 15% to $3,874 from $3,374 at year-end 2002, reflecting an increase in loans past due 90 days or more.

         The $735 provision recorded in 2003 was affected by the level of charge offs during 2003, consisting primarily of the charge-off of one commercial loan in the amount of $726. The loss was experienced on a loan to a professional firm, guaranteed by the principals of the firm and collateralized by accounts receivable and certificates of deposit. The loan became delinquent during the first quarter of 2003, as numerous attempts to contact the borrower were unsuccessful. As a result, the entire amount of the loan, net of the deposits, was charged-off in June of 2003. The level of the allowance is affected by several factors, including the following:

    o Increase in residential mortgage loans of $19 million since December 31, 2002. Residential mortgage loans comprise 49% of the loan portfolio compared to 46% as of December 31, 2002. Over the past three years, the Company has not experienced any net loss with respect to residential mortgage loans, recognizing net recoveries of $99.

    o Loans collateralized by real estate comprise 88% of the loan portfolio. The Maryland and Washington DC market in which the Company operates continues to experience significant increases in real estate values. This increase in value in real estate has helped to insulate the Company from the need to recognize losses on loans classified as non-performing, and from the effects of a slow economy in the Company's market.

    o Analysis of individually significant loans classified as non-performing indicated the allowance allocated to those loans reflects the losses associated with those loans in management's judgment.

         When determining the provision for loan losses, management assesses the risk inherent in its loan portfolio based on information available at such time relating to the volume and type of lending conducted, the Company's historical loan loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, any concentrations of credit, the experience and ability of the depth in the lending staff, and trends in the local and national economy. At December 31, 2003 non-performing assets totaled $3.9 million, or 2.3% of total loans, compared to $3.4 million at year-end 2002, or 2.4% of total loans. At December 31, 2003, the Company's allowance for loan losses was $3.0 million compared to $3.1 million at year-end 2002, resulting in a ratio of the allowance to total loans of 1.8% and 2.2%, respectively over these two periods. As a result of the changes in the composition of the portfolio and the collateral underlying non-performing and potential problem loans, the Company believes that the allowance remains adequate. See also the "Non-Performing Assets" section for additional information related to the Company's problem assets and allowance for loan losses.

TABLE 6. LOAN PORTFOLIO COMPOSITION

         The following table shows the composition of the Company's loan portfolio by type of loan at the dates indicated.

                                                                    December 31,
                            ---------------------------------------------------------------------------------------------------
  (DOLLARS IN THOUSANDS)       2003   PERCENT     2002    PERCENT     2001    PERCENT     2000     PERCENT     1999     PERCENT
                            ---------------------------------------------------------------------------------------------------
Commercial                  $ 10,550    6.26%   $  8,686    6.32%   $ 13,235    9.49%   $ 10,958     8.28%   $ 10,046     15.11%
Residential 1 to 4 family     81,832   48.58%     62,907   45.79%     58,739   42.13%     56,611    42.78%     52,826     46.62%
Commercial real estate        66,852   39.69%     60,333   43.05%     59,905   42.97%     58,772    44.41%     40,125     30.62%

Consumer loans                 9,220    5.47%      6,650    4.84%      7,545    5.41%      5,993     4.53%      4,803      7.65%
                            --------  ------    --------  ------    --------  ------    --------   ------    --------    ------
Total                       $168,454  100.00%   $138,576  100.00%   $139,424  100.00%   $132,334   100.00%   $107,800    100.00%
                            ========  ======    ========  ======    ========  ======    ========   ======    ========    ======

TABLE 7. MATURITY OF LOAN PORTFOLIO - FIXED RATE AND VARIABLE RATE

        Table 7 summarizes the contractual maturity of the Company's fixed and floating rate loans, at December 31, 2003. Nonaccrual loans are excluded from the presentation.

                                        AFTER ONE YEAR
                             ONE YEAR    THROUGH FIVE   AFTER FIVE
(dollars in thousands)       OR LESS         YEARS         YEARS        TOTAL
 Fixed rate                  $ 17,059      $ 71,250      $ 69,202     $157,511
 Variable rate                  9,312          --            --          9,312
                             --------      --------      --------     --------
Total                        $ 26,371      $ 71,250      $ 69,202     $166,823
                             ========      ========      ========     ========



At December 31, 2003, the aggregate amount of loans due after one year with fixed interest rates was $140,452.

TABLE 8. INVESTMENT PORTFOLIO MATURITY SCHEDULES

        Table 8 summarizes the maturity and average yield of the Company's investment portfolio at December 31, 2003. Yields on non-taxable securities have been computed on a tax equivalent basis using a 34% tax rate.

                                             After One But     After Five But
(dollars in thousands)     Within One Year  Within Five Years  Within Ten Years  After Ten Years  Mortgage-Backed      Total
                           -------------------------------------------------------------------------------------------------------
                           Amount   Yield   Amount    Yield    Amount   Yield    Amount   Yield    Amount  Yield   Amount    Yield


U.S. Treasury              $ 1,004   0.87%  $    --     --    $    --     --     $   --    --     $    --    --   $  1,004    0.87%

U.S. Government agencies    22,025   1.54%   34,578    4.28%    3,779    5.11%       --    --          --    --     60,382    3.33%
State and political
subdivisions                   612   8.70%    3,180    8.33%   19,379    7.72%   $2,496   7.93         --    --     25,667    7.83%
Other                           --    --         --     --      1,176    4.48%       --                --    --      1,176    4.49%
Mortgage-backed
securities                      --    --         --     --         --     --         --    --      26,527   5.27%   26,527    5.27%
                           -------   ---    -------    ---    -------    ---     ------   ---     -------   ---   --------    ---
Total                      $23,641   1.70%  $37,758    4.62%  $24,334    7.16%   $2,496   7.93%   $26,527   5.27% $114,756    4.73%
                           =======   ===    =======    ===    =======    ===     ======   ===     =======   ===   ========    ===


         Securities- The carrying value of the Company's securities portfolio decreased $22,479 or 8% from $137,235 at December 31, 2002, to $114,756 at
December 31, 2003. The decrease in the investment portfolio consisted primarily of an increase in U.S. Government and Agency securities of $11,160, offset by a decrease in state and political subdivision of $6,693, and by a decrease in mortgage backed securities of $26,881. The yield on taxable securities decreased from 6.30% for 2002 to 4.73% for 2003. The tax equivalent yield for non-taxable securities decreased from 7.88% for 2002 to 7.86% for 2003. The mortgage-backed securities portfolio had a weighted average remaining maturity of 1.92 years at December 31, 2003, compared to 2.19 years at December 31, 2002 (utilizing Bloomberg's street consensus). The collateral underlying all the mortgage-backed securities is guaranteed by one of the "quasi-governmental" agencies, and therefore maintains a risk weight of 20% for risk based capital purposes. Management's analysis of mortgage-related securities includes, but is not limited to, the average lives, seasonality, coupon and historic behavior (including prepayment history) of each particular security over its life, as affected by various interest rate environments. Stress tests are performed on each security on a quarterly basis as part of management's ongoing analysis. There are no issuers of securities other than governmental agencies, whose securities held by the Company, have a book value in excess of 10% of the Company shareholders' equity. The Company's securities portfolio is also presented in Note 3 to the consolidated financial statements.

TABLE 9. LOAN LOSS AND RECOVERY EXPERIENCE

         Asset Quality -See Note 1 to the consolidated financial statements for a discussion of the Company's policy for establishing the allowance for loan losses. Table 9 sets forth the activity in the allowance for loan losses for the last five years.

                                                                               Year ended December 31,
                                                        ---------------------------------------------------------------------
                                                            2003          2002          2001          2000         1999
                                                        ---------------------------------------------------------------------
                                                                               (dollars in thousands)

Total loans outstanding at year end                         $ 168,454     $ 138,576     $ 139,424    $ 132,334     $ 107,800
Average loans outstanding during year                         151,531       131,722       128,631      115,689        99,863

Allowance for loan losses at beginning of year                  3,059         3,283         3,580        4,272         4,700
Loans charged off:

   Commercial                                                     886           320           349          611           466
   Real estate mortgage                                            15           131           168           83           198
   Installment loans to individuals                               285           270           340           56           150
                                                        ---------------------------------------------------------------------
Total charge-offs                                               1,186           721           857          750           814

Recoveries of loans previously charged-off
   Commercial                                                     159           266           157          270           332
   Real estate mortgage                                            51           123           239            3            20
   Installment loans to individuals                               156           108           164           44            34
                                                        ---------------------------------------------------------------------
Total recoveries                                                  366           497           560          317           386

Net charge-offs                                                   820           224           297          433         1,605

(Reversals) Additions to allowance charged to
operations                                                        735             0             0         (259)            0
                                                        =====================================================================

Allowance for loan losses at end of period                   $  2,974     $   3,059     $   3,283     $  3,580      $  4,272

Ratios of net charge-offs during year to average                 0.55%         0.17%         0.23%        0.37%         0.43%
outstanding loans during year

Ratio of allowance for possible loan losses to total             1.77%         2.21%         2.35%        2.71%         3.96%
loans

TABLE 10. ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

        Table 10 reflects the allocation of the allowance for loan losses as of the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                   YEAR ENDED DECEMBER 31,
                    -------------------------------------------------------------------------------------------------------------
                     2003     PERCENT (2)    2002   PERCENT (2)   2001      PERCENT (2)  2000     PERCENT (2)   1999  PERCENT (2)
                    -------------------------------------------------------------------------------------------------------------
                                                              (dollars in thousands)
Commercial (1)      $ 1,700      45.95%    $ 1,685     49.37%    $ 1,919       52.46%   $1,956       52.69%  $ 1,927     46.54%
Real estate
Mortgage                870      48.58%        589     45.79%        396       42.13%      512       42.78%      543     49.00%
Consumer                273       5.47%        306      4.84%        252        5.41%       175       4.53%      173      4.46%
Unallocated             131         --         479        --         716          --       937          --      1,629       --
                    -------     ------     -------    ------     -------      ------    ------      ------    -------   ------
Total               $ 2,974     100.00%    $ 3,059    100.00%    $ 3,283      100.00%   $3,580      100.00%   $ 4,272   100.00%
                    =======     ======     =======    ======     =======      ======    ======      ======    =======   ======

(1) Includes commercial real estate loans.
(2) Percentage of loans outstanding.

         The allowance for loan losses was $2,974 at December 31, 2003, as compared to $3,059 December 31, 2002. The ratio of the allowance for loan losses to total loans at December 31, 2003 and 2002 was 1.77% and 2.21%, respectively. At December 31, 2003, non-performing assets to total assets was 1.28% compared to 1.14% at December 31, 2002. Net charge-offs increased $596 to $820 for 2003 from $224 for 2002. A provision of $735 was made during 2003 compared to no provision for 2002. Additionally, the unallocated portion of the allowance decreased to $132 at year end 2003 from $479 at year end 2002. Also see comment referring to non-performing assets.

         The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

         The allowance for loan losses consists of a specific component and a nonspecific component. The components of allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies", or SFAS No. 114 "Accounting by Creditors for Impairment of a Loan". The specific component of the allowance for loan losses reflects expected losses resulting from analysis developed through credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The specific component of the allowance for loan losses also includes management's determination of the amounts necessary for concentrations and changes in portfolio mix and volume. As of December 31, 2003, the amount of the allowance that was attributed to specific credits was $1,393 or 46.8% of the allowance which compares to $911 or 27.7% as of December 31, 2002. The primary reason for the increase was an increase in classified loans.

         The nonspecific portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the nonspecific allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. Historical loss experience data used to establish estimates may not precisely correspond to the current portfolio. The uncertainty surrounding the strength and timing of economic cycles, including management's concerns over the effects of the prolonged economic downturn in the current cycle, also affects the model's estimates of loss. The historical losses used in the migration analysis may not be representative of actual losses inherent in the portfolio that have not yet been realized. The nonspecific portion of the allowance as of December 31, 2003 was $1,581 or 53.2% of the allowance, which compares to $2,372 or 72.3% of the allowance at December 31, 2002. The primary reason for the decrease was as a result of the change in classification of several loans, the charge-off of one large commercial loan that was not specifically allocated at this time last year, and the pay-off of several larger problem assets.

         Although management believes that it uses the best information available to make such determinations that the allowance for loan losses is adequate at December 31, 2003, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determination. Any downturn in the real estate market or general economic conditions in the Washington, DC metropolitan area could result in the Company experiencing increased levels of non-performing assets and charge-offs, significant provisions for loan losses, and significant reductions in net income. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination. In light of the foregoing, there can be no assurance that management's determination as to the adequacy of the allowance for loan losses will prove accurate, or that additional provisions or charge-offs will not be required.

TABLE 11 - NON-PERFORMING ASSETS

         Table 11 sets forth information concerning non-performing assets.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------------------------
                                                                    2003        2002        2001         2000        1999
                                                                  ------------------------------------------------------------
                                                                                     (dollars in thousands)
Non-accrual loans (1)                                             $ 1,631     $ 1,712     $ 2,462      $ 1,733     $ 2,819
Loans past due 90 days or more and still accruing                   2,243       1,662         645          659         275
Foreclosed properties                                                  --          --          --           --         265
                                                                  -------     -------     -------      -------     -------
Total                                                             $ 3,874     $ 3,374     $ 3,107      $ 2,392     $ 3,359
                                                                  =======     =======     =======      =======     =======
Non-performing assets to gross loans and foreclosed
       properties at period end                                      2.30%       2.43%       2.22%        1.81%       3.11%
Non-performing loans to total loans                                  2.30%       2.43%       2.22%        1.81%       2.87%
Non-performing assets to total assets at period end                  1.28%       1.14%       1.05%        0.89%       1.27%


    (1) Loans are placed on non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans unless received in cash. A loan remains on non-accrual status until the loan is current to both principal and interest and the borrower demonstrates the ability to pay and remain current, or the loan becomes well secured and is in the process of collection. The gross interest income that would have been recorded in 2003 for non-accrual loans had the loans been current in accordance with their original terms was $151. See Note 1 to the consolidated financial statements. The Bank charges loans against the allowance for loan losses when it determines that principal and interest or portions thereof become uncollectible. This is determined through an analysis of each individual credit, including the financial condition and repayment capacity of the borrower, and of the sufficiency of the collateral, if any.

         Non-performing assets at year-end 2003 were $3,874, an increase of $500 or 15% from year-end 2002. The increase was primarily attributable to management's continued review of the loan portfolio and in light of developments in individual loans since December 31, 2002. Non-accrual loans totaled $1,631 at year-end 2003 and consisted of $638 in commercial real estate loans, $870 in residential real estate loans and $123 in consumer loans. This represented a decrease of $81 or 5% from year-end 2002. As of December 31, 2003, loans past due 90 days or more and still accruing totaled $2,243, an increase of $581 or 35%, and consisted of $1,731 in residential real estate loans, $330 in commercial loans and $182 in consumer loans. The increase in loans past due 90 days or more centered in residential loans increasing $736 from year-end 2002. At year-end 2003, non-performing assets represented 15% of total capital as well as 13% at year-end 2002. Additionally, at year-end 2003, non-performing assets and loans with possible credit problems totaled $14,200, or 54% of total capital, compared to $8,401or 32% at year-end 2002, reflecting an increase of $5,799 or 69%.

         At December 31, 2003, there were $10,326 of loans not reflected in the table above, where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. Included in the total are thirty-one loans, totaling $10,267, fully collateralized by real estate, three of which represent $5,290 of the total. The remaining $59 consists of six commercial loans.

LIQUIDITY RISK MANAGEMENT

         The objective of liquidity management is to ensure that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Company, are met, taking into account all on- and off-balance sheet funding demands. Liquidity management also includes ensuring cash flow needs are met at a reasonable cost. Liquidity risk arises from the possibility the Company may not be able to satisfy current or future financial commitments, or the Company may become unduly reliant on alternative funding sources. The Company maintains a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance. The liquidity position is continually monitored and reported on quarterly to the Asset/Liability Management Committee, and the Board of Directors.

         Deposits, Other Sources of Funds and Liquidity- Deposits are generally the most important source of the Company's funds for lending, investing, and other business purposes. Deposit inflows and outflows are significantly influenced by general interest rates, market conditions, and competitive factors. Total deposits increased by $4,738 or 2%, from December 31, 2002 to December 31, 2003.

         The Company also raises funds by selling securities under agreements to repurchase. These fixed coupon overnight agreements are accounted for as financing transactions, and the obligations to repurchase the securities are reflected as a liability in the consolidated balance sheet. At December 31, 2003, $25,313 of repurchase agreements with an average rate of .90% were outstanding. The average amount of repurchase agreements during 2003 declined $9,861 from $36,147 in 2002 to $26,286 in 2003, largely as a result of the decision of one depositor to shift $13 million of funds from repurchase agreements to a deposit account. See Note 8 to the consolidated financial statements for additional information regarding the Company's short-term borrowings. During 2003, the Company had borrowings of $4,000 of long-term funds and $3,000 in short-term funds under advances from the Federal Home Loan Bank. See Notes 8 and 9 to the consolidated financial statements.

         The Company's principal sources of funds are deposits, repayments and maturities of loans and securities, proceeds from the sale of securities and funds provided by operations. The Company's sources and uses of cash for the years ended December 31, 2003 and 2002 are presented in the consolidated statement of cash flows. The Company anticipates that it will have sufficient funds available to meet current and future commitments.

         Legislation has been introduced in each of the last several Congress which would permit banks to pay interest on checking and demand deposit accounts established by businesses, a practice which is currently prohibited by regulation. If the legislation effectively permitting the payment of interest on business demand deposits is enacted, of which there can be no assurance, it is likely that we may be required to pay interest on some portion of our noninterest bearing deposits in order to compete with other banks. As a significant portion of the Company's deposits are non-interest bearing demand deposits established by businesses, payment of interest on these deposits could have a significant negative impact on our net income, net interest income, interest margin, return on assets and equity, and other indices of financial performance.

 TABLE 12. TIME DEPOSIT MATURITY SCHEDULE

         Table 12 presents certain maturity information related to the Company's time deposits.

                                                                                  At December 31, 2003
                                                             -------------------------------------------------------------
                                                                                 (dollars in thousands)
                                                             3 Months or      4 to 6       7 to 12      Over 12
                                                                Less          Months        Months      Months      Total
Time certificates of deposit of $100M or more                  $ 4,699       $ 6,011       $ 2,459      $15,133    $28,302
Time certificates of deposit less than $100M                     9,360         7,920         8,635        4,807     30,722
                                                               -------       -------       -------      -------    -------
Total                                                          $14,059       $13,931       $11,094      $19,940    $59,024
                                                               =======       =======       =======      =======    =======


OFF BALANCE SHEET ARRANGEMENTS

          Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in consolidated balance sheets.

         The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments. At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                2003               2002
                                              ---------          --------
                                                (Dollars in thousands)

      Commitments to extend credit             $20,458            $18,283
      Stand-by letters-of-credit               $   280            $   330

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitments amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

         Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

         Commercial and standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

         With the exception of these off-balance sheet arrangements, the Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors. For further information, see Note 15 to the consolidated financial statements.

         Shareholder's Equity and Other Matters - The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank. Refer to Note 10 to the consolidated financial statements for additional information related to the Company's dividend paying authority.

         The Company and the Bank are subject to certain regulatory capital requirements. Management believes, as of December 31, 2003, that the Company and the Bank met all the capital adequacy requirements to which they are subject. As of December 31, 2003, the most recent notification from the Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Refer to Note 11 to the consolidated financial statements for additional disclosures related to regulatory capital requirements.

         Effect of Inflation - The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and results of operations in terms of historical dollars (except investment securities) without considering the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure, and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

         Formal Agreement with the OCC. On April 21, 2003, the Bank entered into a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement was amended on March 22, 2004. The Agreement requires the Bank to undertake certain actions within designated timeframes from the date the agreement was entered into, and to operate in compliance with the provisions thereof during its term. See Item 1 for additional information regarding the Formal Agreement.

ITEM 7. FINANCIAL STATEMENTS.

                          INDEPENDENT AUDITORS' REPORT

The Audit Committee of the Board of Directors and Shareholders of IBW Financial Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of IBW Financial Corporation and Subsidiary (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, at December 31, 2003, IBW Financial Corporation's subsidiary, Industrial Bank, National Association, is operating under a formal agreement with the Office of the Comptroller of the Currency (the "OCC") dated April 21, 2003, that requires it to meet certain prescribed actions in accordance with OCC specified deadlines.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBW Financial Corporation and Subsidiary at December 31, 2003 and 2002, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Stegman & Company

Baltimore, Maryland
February 6, 2004

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------

ASSETS
                                                                                2003        2002

    Cash and cash equivalents:
    Cash and due from banks                                                   $  9,194    $  8,890
    Federal funds sold                                                              --       5,900
                                                                              --------    --------
                      Total cash and cash equivalents                            9,194      14,790
                                                                              --------    --------
   Interest-bearing deposits in other banks                                      1,337         887

   Securities available-for-sale, at fair value                                114,756     137,235

   Loans receivable - net of allowance for loan losses
     of $2,974 (2003) and $3,059 (2002)                                        164,816     134,859
   Bank premises and equipment - net                                             3,362       3,455
   Accrued interest receivable                                                   1,690       1,909
   Bank owned life insurance                                                     5,573          --
   Other assets                                                                  1,909       2,201
                                                                              --------    --------
TOTAL ASSETS                                                                  $302,637    $295,336
                                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
    Noninterest bearing deposits                                              $ 66,243    $ 68,432
    Interest bearing deposits                                                  175,681     168,754
                                                                              --------    --------
                      Total deposits                                           241,924     237,186

    Short-term borrowings                                                       28,313      25,084
    Long-term borrowings                                                         4,000       4,000
    Accrued expenses and other liabilities                                       2,042       2,825
                                                                              --------    --------
                      Total Liabilities                                       $276,279    $269,095
                                                                              --------    --------
Shareholders' Equity:
     Preferred stock - $1 par value; 1,000,000 (500,000 voting and 500,000 nonvoting) authorized; 20,000 Series A nonvoting
        issued and outstanding, stated at liquidation value                        500         500
    Common stock - $1 par value; 1,000,000 shares authorized;
       668,360 issued and outstanding                                              668         668
    Additional paid in capital                                                   5,051       5,051
    Retained earnings                                                           17,787      16,310
    Accumulated other comprehensive income                                       2,352       3,712
                                                                              --------    --------
                      Total shareholders' equity                                26,358      26,241
                                                                              --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $302,637    $295,336
                                                                              ========    ========


See notes to consolidated financial statements

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002
(DOLLARS IN THOUSANDS, EXCEPT  PER SHARE DATA)
-------------------------------------------------------------------------------

                                                                                  2003        2002
INTEREST INCOME:
    Interest and fees on loans                                                $ 11,489    $ 10,976
    U.S. Treasury securities                                                        11          19
    Obligations of U.S. Government
        agencies and corporations                                                2,158       2,422
    Collateralized mortgage obligations                                          1,906       3,200
    Obligations of states and political subdivisions                             1,508       1,490
    Bank balances and other securities                                              79         106
    Federal funds sold                                                              50         235
                                                                              --------    --------
                      Total interest income                                     17,201      18,448
                                                                              --------    --------
INTEREST EXPENSE:
    Interest-bearing deposits                                                    1,860       2,507
    Time certificates over $100,000                                                569         699
    Short term borrowings                                                          251         462
    Long term borrowings                                                           181         453
                                                                              --------    --------
                      Total interest expense                                     2,861       4,121
                                                                              --------    --------
NET INTEREST INCOME                                                             14,340      14,327
PROVISION FOR LOAN LOSSES                                                          735          --
                                                                              --------    --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             13,605      14,327
                                                                              --------    --------
NONINTEREST INCOME:
    Service charges on deposit and checking accounts                             3,146       2,922
    Other fee income                                                               997       1,001
    Gain on sale of securities                                                     907         512
    Gain on sale of loans                                                           --           6
    Other operating income                                                         215         106
                                                                              --------    --------
                      Total noninterest income                                   5,265       4,547
                                                                              --------    --------
NONINTEREST EXPENSE:
    Salaries and employee benefits                                               9,541       9,175
    Occupancy                                                                      978         916
    Furniture and equipment                                                      1,446       1,224
    Data processing                                                                771         854
    Advertising                                                                    204         195
    Other                                                                        3,715       4,138
                                                                              --------    --------
                      Total noninterest expense                                 16,655      16,502
                                                                              --------    --------
INCOME BEFORE INCOME TAXES                                                    $  2,215    $  2,372
INCOME TAX PROVISION                                                               178         325

NET INCOME                                                                    $  2,037    $  2,047
                                                                              ========    ========
BASIC AND DILUTED NET INCOME PER COMMON SHARE                                 $   3.01    $   3.03
                                                                              ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                     668,360     668,360
                                                                              ========    ========

See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002
(DOLLARS IN THOUSANDS, EXCEPT  PER SHARE DATA)


                                                                       ADDITIONAL                   ACCUMULATED
                                             PREFERRED      COMMON      PAID-IN     RETAINED    OTHER COMPREHENSIVE
                                               STOCK        STOCK       CAPTIAL     EARNINGS        INCOME (LOSS)          TOTAL
BALANCE, JANUARY 1, 2002                     $    500     $    668     $  5,051    $ 14,756           $  2,176           $ 23,151

   Net income                                                                         2,047                 --              2,047
   Other comprehensive income, net of tax
     (unrealized gains on securities
     available-for-sale)                                                                                 1,536              1,536
                                                                                                                         --------

          Total comprehensive income               --           --           --          --                 --              3,583

Cash dividends paid:
    Preferred stock $1.25 per share                --           --           --         (25)                                  (25)
    Common stock $0.70 per share                   --           --           --        (468)                --               (468)
                                             --------     --------     --------    --------           --------           --------

BALANCE, DECEMBER 31, 2002                        500          668        5,051      16,310              3,712             26,241


   Net income                                                                         2,037                 --              2,037
   Other comprehensive income, net of tax
     (unrealized loss on securities
     available-for-sale)                                                                                (1,360)            (1,360)
                                                                                                                         --------

          Total comprehensive income               --           --           --          --                 --                677

Cash dividends paid:
    Preferred stock $1.25 per share                --           --           --         (25)                                  (25)
    Common stock $0.80 per share                   --           --           --        (535)                --               (535)
                                             --------     --------     --------    --------           --------           --------

BALANCE, DECEMBER 31, 2003                   $    500     $    668     $  5,051    $ 17,787           $  2,352           $ 26,358
                                             ========     ========     ========    ========           ========           ========

See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                               2003         2002

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                              $  2,037     $  2,047
    Adjustments to reconcile net income
         to net cash provided by operating activities:
        Depreciation                                                             633          507
        Amortization of intangible assets                                         55          103
        Deferred income taxes                                                     76          131
        Amortization of investment premiums                                      821          393
        Gain on sale of investment securities                                   (907)        (512)
        Decrease in accrued interest receivable                                  219           19
        Decrease/(Increase) in other assets                                       64         (367)
        (Decrease)/Increase in accrued expenses and other liabilities           (109)       1,027
                                                                            --------     --------
                      Net cash provided by operating activities                2,889        3,348
                                                                            --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from principal payments on securities available-for-sale         39,226       19,751
    Proceeds from maturities of investment securities available-for-sale      33,104       18,234
    Proceeds from sale of investment securities available-for-sale            25,601       20,775
    Purchase of investment securities available-for-sale                     (77,476)     (66,843)
    Net  increase in interest-bearing deposits in banks                         (450)          (5)
    Net (increase) decrease in loans                                         (29,957)         655
    Additions to bank premises and equipment, net                               (540)      (1,588)
    Purchase of BOLI                                                          (5,400)          --
                                                                            --------     --------
                      Net cash used in investing activities                  (15,892)      (9,021)
                                                                            --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                                $  4,738     $ 20,196
    Net increase (decrease) in short term borrowings                           3,229      (18,399)
    (Decrease) increase in long term borrowings                                   --       (6,000)
    Dividends paid                                                              (560)        (493)
                                                                            --------     --------
                       Net cash provided (used) in financing activities        7,407       (4,696)
                                                                            --------     --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                     (5,596)     (10,369)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                14,790       25,159
                                                                            --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $  9,194     $ 14,790
                                                                            ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

        Income tax payments                                                 $    150     $    365
                                                                            --------     --------
        Interest payments                                                   $  2,971     $  4,513
                                                                            --------     --------

See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
-------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IBW Financial Corporation (the "Corporation") is a one bank holding company for its wholly owned subsidiary, Industrial Bank, National Association (the "Bank"). The accounting and reporting policies of IBW Financial Corporation and subsidiary (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The following summarizes the significant accounting policies.

Consolidation - The consolidated financial statements include the accounts of the Corporation and the Bank. All significant inter-company transactions and balances have been eliminated.

Nature of Business - The principal business of the Company is to make loans and other investments and to accept time and demand deposits. The Company's primary market areas are in the District of Columbia and surrounding areas, although the Company's business development efforts generate business outside of these areas. The Company offers a broad range of banking products, including a full line of business and personal savings and checking accounts, money market demand accounts, certificates of deposit, and other banking services. The Company funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans, and letters of credit. The Company's customers are primarily individuals and small businesses.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In addition, there are inherent risks and uncertainties related to the operation of a financial institution, such as credit and interest rate risk. The possibility exists that because of changing economic conditions, unforeseen changes could occur and have an adverse effect on the Company's financial position.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

Investment Securities - The Company may segregate its investment securities into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold these securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as accumulated other comprehensive income, a separate component of shareholders' equity. Realized gains or losses on the sale of investment securities are reported in earnings and determined using the adjusted cost of the specific security sold. Investment in Federal Reserve Bank and Federal Home Loan Bank stock are considered restricted as to marketability. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value. The Company classifies all of its securities as available-for-sale.

Loans - Loans are reported at the principal amount outstanding net of deferred fees and costs and the allowance for possible loan losses. Interest on loans is accrued at the contractual rate based upon the principal amount outstanding. Loan fees and related direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the yield of the loan as part of interest income. Loans are placed on non-accrual status when management deems the collectibility of interest is doubtful. Interest ultimately collected is recorded in the period received. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal and interest payments are past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balances homogenous credits such as residential real estate, consumer installment loans, and commercial leases, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (usually ninety days or less) provided eventual collection of all amounts due is expected. Impaired loans are measured based on the present value of future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the Company may measure impairment based on a loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. The Company recognizes interest income on impaired loans on a cash basis if the borrower demonstrates the ability to meet the contractual obligation and collateral is sufficient. If there is doubt regarding the borrower's ability to make payments or the collateral is not sufficient, payments received are accounted for as a reduction in principal.

Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The allowance for loan losses consists of a specific component and a nonspecific component. The components of allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies", or SFAS No. 114 "Accounting by Creditors for Impairment of a Loan". The specific component of the allowance for loan losses reflects expected losses resulting from analysis developed through credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The specific component of the allowance for loan losses also includes management's determination of the amounts necessary for concentrations and changes in portfolio mix and volume.

The nonspecific portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the nonspecific allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. Historical loss experience data used to establish estimates may not precisely correspond to the current portfolio. The uncertainty surrounding the strength and timing of economic cycles, including management's concerns over the effects of the prolonged economic downturn in the current cycle, also affects the model's estimates of loss. The historical losses used in the migration analysis may not be representative of actual losses inherent in the portfolio that have not yet been realized.

Depreciable Assets - Properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Useful lives range from three to 10 years for furniture, fixtures, and equipment; three to five years for software, hardware, and data handling equipment; and 10 to 40 years for buildings and building improvements. Land improvements are amortized over a period of 15 years; and leasehold improvements are amortized over the term of the respective lease plus the optional renewal period, if applicable. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life are capitalized and depreciated over the estimated remaining life of the asset.

Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis.

Advertising Costs - Advertising costs are generally expensed as incurred.

Other Real Estate Owned - Other real estate owned represents properties acquired through foreclosures or other proceedings in satisfaction of indebtedness. At the date of acquisition such property is recorded at the lower of cost or fair value. Subsequent to acquisition, the property is carried at the lower of the fair value, less estimated costs to sell, or its new cost basis. Write-downs to fair value, less estimated costs to sell, at the date of acquisition are charged to the allowance for losses. Declines in fair value, operating expenses, and gains or losses on the disposition of other real estate are reported in noninterest expense. The amounts the Company will ultimately realize on disposition of these properties could differ from management's current estimates.

Transfer of Financial Assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when; (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Earnings Per Share ("EPS") - Net income available to common shareholders is adjusted to give effect to dividends on preferred stock. Net income available to common shareholders for basic and diluted EPS purposes is $2,012 and $2,022 for the years ended December 31, 2003 and 2002, respectively. EPS is computed based on the weighted average number of common shares outstanding during the year (668,360 for both 2003 and 2002). Basic and diluted EPS are the same, as the Company had no dilutive common stock equivalents outstanding as of December 31, 2003 or 2002 and for the years then ended.

Income Taxes - The Company and its wholly owned subsidiary file a consolidated federal income tax return. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is based upon the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes.

Intangible Assets - Intangible assets represent the excess cost over the fair value of net assets acquired. The Company's intangible assets are core deposit intangibles and unidentifiable intangible assets resulting from branch acquisitions. All intangible assets are tested annually for impairment and are being amortized on a straight-line basis over varying periods not exceeding 15 years. See Note 6 for additional information regarding intangible assets.

Statement of Cash Flows - For purposes of the consolidated statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less. Included in cash and due from banks were required deposits at the Federal Reserve Bank of $2,258 and $2,240, at December 31, 2003 and 2002, respectively.

New Accounting Pronouncements - In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. There was no material impact on the Company's financial condition or results of operations upon adoption of this Statement.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both a liability and equity. It requires that an issuer classify certain financial instruments as a liability, although the financial instrument may previously have been classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. There was no material impact on the Company's financial condition or results of operations upon adoption of this Statement.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of FIN 45 were effective on a prospective basis after December 31, 2003, and its adoption by the Company on January 1, 2003 has not had a significant effect on the Company's consolidated financial statements.

Reclassifications - Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the 2003 presentation.

2.       FORMAL AGREEMENT

         On April 21, 2003, Industrial Bank, N.A., the Company's subsidiary bank, entered into a new Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement was amended on March 22, 2004.

         As amended, the Agreement is focused largely on adoption and implementation of programs and internal controls to ensure compliance with the Bank Secrecy Act, with the requirement to file Suspicious Activity Reports, and with consumer laws and regulations, and with the development and implementation of information technology and internet banking security policies and procedures, including procedures and policies related to security of Bank and customer information. It also requires additional planning and procedures with respect to disaster recovery procedures and the retention, monitoring and oversight of third party vendors. It also requires the Board to take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the current Report of Examination prepared by the OCC and in any subsequent report of examination. It requires the Bank to adopt, implement and ensure adherence to a performance management program designed to ensure accountability through a review process to demonstrate that the Board is discharging its responsibility to properly supervise management.

         Compliance with the Agreement is to be monitored by a committee (the "Committee") of at least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

         The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable capital requirements.

         There can be no assurance that its regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. While the Bank believes that it has made significant progress in addressing many of the requirements of the Agreement, and is continuing its compliance efforts, it is not currently in full compliance with the Agreement. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties.

3.       INVESTMENT SECURITIES

At December 31, 2003 and 2002, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):

                                                                                             DECEMBER 31, 2003
                                                                            --------------------------------------------------
                                                                                           GROSS        GROSS
                                                                            AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                                              COST         GAINS        LOSSES       FAIR VALUE

U.S. Treasury Notes                                                         $   1,003    $       1     $      --     $   1,004
U.S. Government Agencies                                                       59,045        1,400           (63)       60,382

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                                                          2           --            --             2
        Issued by FNMA and FHLMC                                                5,346          138            (3)        5,481

Collateralized Mortgage Obligations:
        Collateralized by FNMA, FHLMC and
            GNMA mortgage-backed securities                                    20,586          461            (3)       21,044

Securities issued by states and political subdivisions:
        General obligations                                                    14,261          924            --        15,185
        Revenue obligations                                                     9,815          667            --        10,482
                                                                            ---------    ---------     ---------     ---------
Total debt securities                                                         110,058        3,591           (69)      113,580
                                                                            ---------    ---------     ---------     ---------

Federal Reserve Bank stock                                                        208           --            --           208
Federal Home Loan Bank stock                                                      797           --            --           797
Marketable equity securities                                                      129           42            --           171
                                                                            ---------    ---------     ---------     ---------
Total equity securities                                                         1,134           42            --         1,176
                                                                            ---------    ---------     ---------     ---------

TOTAL                                                                       $ 111,192    $   3,633     $     (69)    $ 114,756
                                                                            =========    =========     =========     =========

                                                                                                DECEMBER 31, 2002
                                                                            ---------------------------------------------------
                                                                                           GROSS        GROSS
                                                                            AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                                              COST         GAINS        LOSSES       FAIR VALUE

U.S. Treasury Notes                                                         $     999    $      --     $      --     $     999
U.S. Government Agencies                                                       46,868        2,355            (1)       49,222

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                                                          5           --            --             5
        Issued by FNMA and FHLMC                                                6,903          150            --         7,053

Collateralized Mortgage Obligations:
        Collateralized by FNMA, FHLMC and
            GNMA mortgage-backed securities                                    44,871        1,492           (13)       46,350

Securities issued by states and political subdivisions:
        General obligations                                                    17,655          943            --        18,598
        Revenue obligations                                                    13,088          674            --        13,762
                                                                            ---------    ---------     ---------     ---------
Total debt securities                                                         130,389        5,614           (14)      135,989
                                                                            ---------    ---------     ---------     ---------

Federal Reserve Bank Stock                                                        208           --            --           208
Federal Home Loan Bank Stock                                                      884           --            --           884
Marketable equity securities                                                      129           25            --           154
                                                                            ---------    ---------     ---------     ---------
Total equity securities                                                         1,221           25            --         1,246
                                                                            ---------    ---------     ---------     ---------

TOTAL                                                                       $ 131,610    $   5,639     $     (14)    $ 137,235
                                                                            =========    =========     =========     =========



Gross unrealized losses and fair value by length of time that the individual available-for-sale securities have been in a continuous unrealized loss position at December 31, 2003 are as follows:

                                      Continuous unrealized losses existing
                                                        for:
                                      -------------------------------------
                                      Less than 12             More than 12       Total Unrealized
                     Fair Value          months                   months               Losses
                     ----------       ------------             ------------       ----------------

U.S. Agency            $20,181           $   (63)              $     0                $   (63)
Mortgage-backed        $ 3,643           $    (6)              $     0                     (6)
                       -------           -------               -------                -------
                       $23,824           $   (69)              $     0                $   (69)
                       =======           =======               =======                =======

The available-for-sale investment portfolio has a fair value of approximately $115 million of which approximately $24 million of the securities have some unrealized losses from their purchase price. Of these securities, $20 million, or 85%, are government agency bonds and $4 million, or 15% are mortgage-backed securities. All of the bonds are rated AAA. The securities representing the unrealized losses in the available-for-sale portfolio all have modest duration risk, low credit risk, and less than 1% loss when compared to book value. The unrealized losses that exist are the result of market changes in interest rates since the original purchase. These factors coupled with the fact the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary.

The following is a summary of the amortized cost and estimated fair value of debt securities available-for-sale by contractual maturity as of December 31, 2003. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties

                                                           ESTIMATED
                                            AMORTIZED         FAIR
                                              COST           VALUE

Due in one year or less                     $ 23,546       $ 23,641
Due after one year through five years         36,490         37,759
Due five through ten years                    21,845         23,157
Due after ten years                            2,243          2,496
Mortgage-backed securities                    25,934         26,527
                                            --------       --------
Total debt securities                        110,058        113,580

Federal Reserve Bank Stock                       208            208
Federal Home Loan Bank Stoc                      797            797
Marketable securities                            129            171
                                            --------       --------
Total equity securities                        1,134          1,176

TOTAL                                       $111,192       $114,756
                                            ========       ========



Proceeds from the sale of securities available-for-sale were $25,601 and $20,775 for the years ended December 31, 2003 and 2002, respectively, and resulted in realized gains of $907 for 2003 and $512 for 2002.

Securities of $30,620 and $30,395 at December 31, 2003 and 2002 were pledged as collateral for public deposits and for other purposes required by law. At December 31, 2003 and 2002, the carrying value of securities underlying repurchase agreements was $31,985 and $39,431, respectively.

4.       LOANS RECEIVABLE

Loans receivable consist of the following (in thousands) at December 31:

                                                              2003       2002
                                                            -------------------
Real estate loans:
    Collateralized by residential property:
        First mortgages                                     $ 79,227   $ 60,678
        Second mortgages                                       2,605      2,229
    Collateralized by non-residential properties              66,852     60,333
Commercial                                                    10,550      8,686
Installment                                                       --         --
     Total

                                                             168,454    138,576

Less:
    Deferred fees and costs, net                                 664        658
    Allowance for loan losses                                  2,974      3,059
                                                            --------   --------

Net loans                                                   $164,816   $134,859
                                                            ========   ========

Major loan concentrations are as follows (in thousands):


                                                              2003       2002
                                                            -------------------
Church loans collateralized by real
   estate                                                   $ 21,892   $ 21,423
Installment loans to churches                                     44         34
Commercial loans to churches                                     625        285
                                                            --------   --------
Total loans to churches                                     $ 22,561   $ 21,742
                                                            ========   ========

Substantially all of the Bank's loans have been made to borrowers within the Washington, DC metropolitan area. Accordingly, the ability of the Bank's borrowers to repay their loans is dependent upon the economy in the Washington, DC metropolitan area.

A summary of transactions in the allowance for loan losses is as follows (in thousands) at December 31:

                                      2003           2002

Balance, beginning of year          $ 3,059        $ 3,283
    Provision for loan losses           735             --
    Recoveries                          366            497
    Charge-offs                      (1,186)          (721)
                                    -------        -------
Balance, end of year                $ 2,974        $ 3,059
                                    =======        =======

At December 31, 2003 and 2002, loans that were considered to be impaired totaled $1,631 and $1,712, respectively. The related allowance allocated to impaired loans was $263 and $251 at December 31, 2003 and 2002, respectively. The average balance of impaired loans for the years ended December 31, 2003 and 2002 was $1,912 and $1,756, respectively. Interest income that was not recorded on impaired loans for the years ended December 31, 2003 and 2002 was $151 and $142, respectively.

Loans serviced for others and not reflected in the balance sheets are $9,279 and $16,099 at December 31, 2003 and 2002, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. There were no mortgage servicing rights capitalized during 2003 and 2002.

Amortization of mortgage servicing rights totaled $34 for both years ended December 31, 2003 and 2002. Net servicing rights assets totaled $132 and $166 at December 31, 2003 and 2002, respectively.

5.       BANK PREMISES AND EQUIPMENT

The major categories of bank premises and equipment are as follows (in thousands):

                                           2003           2002
Bank premises                            $ 2,677        $ 2,665
Furniture, fixtures, and equipment         6,024          5,496
                                         -------        -------
TOTAL                                    $ 8,701        $ 8,161
Less accumulated depreciation             (5,339)        (4,706)
                                         -------        -------
Bank premises and equipment, net         $ 3,362        $ 3,455
                                         =======        =======

Depreciation expense for the years ended December 31, 2003 and 2002 is $633 and $507, respectively.

6.       INTANGIBLE ASSETS

The significant components of acquired intangible assets are as follows as of December 31 (in thousands):

                                              2003                                                2002
                           ---------------------------------------------     -----------------------------------------------
                                                              WEIGHTED                                            WEIGHTED
                            GROSS                    NET      AVERAGE         GROSS                      NET      AVERAGE
                          CARRYING   ACCUMULATED   CARRYING  REMAINING       CARRYING   ACCUMULATED   CARRYING   REMAINING
                           AMOUNT    AMORTIZATION   AMOUNT   LIFE (YEARS)    AMOUNT     AMORTIZATION   AMOUNT    LIFE (YEARS)
                                                             -----------     --------                 --------   -----------

Unidentifiable
  intangible
  assets resulting
  from branch
  acquisitions              $821         $523        $298        5.5          $ 821         $468        $353        6.5


Future annual estimated annual amortization expense (in thousands):

     2004          $55
     2005           55
     2006           55
     2007           55
     2008           55

7.       DEPOSITS

Deposits consist of the following (in thousands) at December 31, 2003:

                                                DEMAND        SAVINGS        TIME         TOTAL

Individuals, partnerships, and
    corporations                                $88,911       $78,099      $54,824      $221,834
U.S. government                                      18            --          100           118
States and political subdivisions                    --        13,516        4,100        17,616
Certified and official checks                     2,356            --           --         2,356
                                                -------       -------      -------      --------
Total                                           $91,285       $91,615      $59,024      $241,924
                                                =======       =======      =======      ========
Weighted average interest rate                                 0.82%        1.61%
                                                               =====        =====


Deposits consist of the following (in thousands) at December 31, 2002:

                                               DEMAND       SAVINGS        TIME          TOTAL

Individuals, partnerships, and
    corporations                                $65,411      $ 89,859      $52,635      $207,905
U.S. Government                                     967            --          200         1,167
States and political subdivisions                    --        22,060        4,000        26,060
Certified and official checks                     2,054            --           --         2,054
                                                -------      --------      -------      --------
Total                                           $68,432      $111,919      $56,835      $237,186
                                                =======      ========      =======      ========
Weighted average interest rate                                 1.29%        2.53%
                                                               =====        =====

Demand deposits represent non-interest-bearing deposit accounts. Individual certificates of deposit of $100 or more at December 31, 2003 and 2002, totaling $28,302 and $32,536, respectively, are included in time deposits. The Bank has no brokered deposits.

At December 31, 2003, the scheduled maturities of Time Deposits are as follows (in thousands):

                                                               AVERAGE RATE
2004                                           $39,083             1.33%
2005 and 2006                                   13,468             1.94%
After 2006                                       6,473             2.57%
                                               -------
                                               $59,024

8.       SHORT-TERM BORROWINGS

At December 31, 2003 and 2002, securities sold under agreements to repurchase were $25,313 and $25,084 respectively. The outstanding repurchase agreements had an average interest rate of 0.90% and 1.17% at December 31, 2003 and 2002, respectively. These are fixed coupon agreements that are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The securities are held in a segregated account by the Company's custodian. The securities underlying the repurchase agreements at December 31, 2003 and 2002 had a fair value of $31,985 and $39,431, respectively. All outstanding repurchase agreements at December 31, 2003 and 2002 matured on January 1, 2004 and 2003, respectively. The average balance and the average interest rate for the year ended December 31, 2003 and 2002 were $26,286 and 0.98% and $36,147 and 1.28%, respectively. The maximum amounts outstanding during the years ended 2003 and 2002 were $30,916 and $44,982, respectively. At December 31, 2003, the Company has a $3,000 short-term advance (within one year) from the FHLB, with a fixed rate of interest of 1.15%.

9.       LONG-TERM DEBT

The Company has a line of credit arrangement with the Federal Home Loan Bank of Atlanta (the "FHLB") under which it may borrow up to $25,000 at interest rates based upon current market conditions, of which $7,000 was outstanding at December 31, 2003. The Company has pledged, under a blanket lien, all qualifying residential mortgage loans as collateral under the borrowing agreement with the FHLB. At December 31, 2003, the Company has a $4,000 long-term advance from the FHLB, with a fixed rate of interest of 4.53%. The long-term advance is scheduled to mature in 2006. There are no call provisions associated with these borrowings, however prepayment penalties may apply.

10.      SHAREHOLDERS' EQUITY

Regulations of the OCC place a limit on the amount of dividends the Bank may pay to the Corporation without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of December 31, 2003 the Bank would not need prior approval from OCC unless a declaration of dividends exceeded $6,553.

11.      REGULATORY MATTERS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheets items as calculated under regulatory accounting practices. The Bank's capital amounts and its classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2003, that the Corporation and Bank meet all the capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based, and Tier 1 leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's required and actual capital amounts and ratios at December 31, 2003 and 2002, are set forth in the following table (in thousands):

                                                                                                  TO BE CATEGORIZED AS
                                                                                                    WELL CAPITALIZED
                                                                                                      UNDER PROMPT
                                                                           FOR CAPITAL             CORRECTIVE ACTION
                                                   ACTUAL               ADEQUACY PURPOSES              PROVISIONS
                                              AMOUNT      RATIO         AMOUNT       RATIO         AMOUNT       RATIO
 As of December 31, 2003
     Total capital (to risk-weighted
       assets)
             Corporation                        $25,764     15.85%         13,006       8.00%           $N/A        N/A%
             Bank                                25,254     15.55          12,993       8.00          16,241      10.00
     Tier I capital (to risk-weighted
       assets)
             Corporation                         23,722     14.59           6,503       4.00             N/A        N/A
             Bank                                23,212     14.29           6,496       4.00           9,745       6.00
     Tier I capital (to average assets)
             Corporation                         23,722      7.72          12,298       4.00             N/A        N/A
             Bank                                23,212      7.55          12,291       4.00           8,120       5.00
 As of December 31, 2002
     Total capital (to risk-weighted
       assets)
             Corporation                        $24,084     15.88%         12,133       8.00%           $N/A        N/A%
             Bank                                23,892     15.77          12,120       8.00          15,150      10.00
     Tier I capital (to risk-weighted
       assets)
             Corporation                         22,176     14.63           6,063       4.00             N/A        N/A
             Bank                                21,984     14.51           6,060       4.00           9,091       6.00
     Tier I capital (to average assets)
             Corporation                         22,176      7.46          11,354       4.00             N/A        N/A
             Bank                                21,984      7.40          11,883       4.00          14,854       5.00

12.      INCOME TAXES

The provision for income taxes consists of the following (in thousands) for the years ended December 31:

                                        2003           2002

Current:
    Federal income tax                 $ 84            $159
    State income tax                     18              35
                                       ----            ----

                                        102             194

Deferred:
    Federal income tax                   63             107
    State income tax                     13              24
                                       ----            ----
                                         76             131
                                       ----            ----
Total                                  $178            $325
                                       ====            ====


The components of the deferred tax expense resulting from net temporary differences are as follows (in thousands) for the years ended December 31:

                                                      2003             2002

Provisions for losses on loans and other
    real estate owned                                 $ 67              65
Deferred loan fees                                     (69)             55
Depreciation                                            77            $  8
Other                                                    1               3
                                                      ----            ----
Total                                                 $ 76            $131
                                                      ====            ====



The following reconciles the federal statutory income tax rate of 34% to the effective income tax rate (in thousands) for the years ended December 31:

                                                              2003                               2002
                                                    AMOUNT           PERCENT           AMOUNT           PERCENT

Federal tax expense at statutory rate                $ 753            34.0%             $ 806            34.0%
State tax expense, net of federal tax benefit           --              --                  9             0.4%
Tax-exempt interest                                   (494)          (22.3)%             (471)          (19.9)%
BOLI                                                   (22)           (1.0)%               --              --
Other                                                  (59)           (2.7)%              (19)           (0.8)%
                                                     -----           ------             -----           -----
Total                                                $ 178             8.0%             $ 325            13.7%
                                                     =====           =====              =====           =====

The tax effects of items comprising the Company's deferred tax assets (liabilities) at December 31, 2003 and 2002 are as follows (in thousands):

                                                            2003        2002
Deferred tax assets:
Allowance for losses on loans and other real
 estate owned                                             $   737     $   804
Deferred loan fees                                            246         177
Other                                                          97          98
Net operating loss associated with prior period
 restatement                                                  797         797
                                                          -------     -------
        Total deferred tax assets                           1,877       1,876
Valuation allowance                                          (797)       (797)
                                                          -------     -------
Deferred tax assets - net                                   1,080       1,079
                                                          -------     -------

Deferred tax liabilities:
   Unrealized gain on available-for-sale securities        (1,197)     (1,903)
   Depreciation                                              (166)        (89)
   Other                                                      (17)        (17)
                                                          -------     -------
        Total deferred tax liabilities                     (1,380)     (2,009)
                                                          -------     -------
        Net deferred tax liabilities assets               $  (300)    $  (930)
                                                          =======     =======

A valuation allowance was established for the tax benefit resulting from a loss discovered in 2002 that occurred in a prior period. Because the ultimate recovery of the tax benefit associated with the loss is not considered more likely than not, a valuation reserve was established. If management determines in the future that all or a portion of the valuation allowance is no longer warranted, any adjustment will affect the Company's earnings in the year such determination is made.

13.      PROFIT SHARING PLAN

The Company has a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code, for those employees who meet the eligibility requirements set for in the plan. The plan does not require the Company to match the participants' contributions. The Company contributions to the plan were $146 and $160 for 2003 and 2002, respectively.

14.      EMPLOYEE STOCK OWNERSHIP PLAN

In 1986, the Bank implemented an Employee Stock Ownership Plan ("ESOP") that covers substantially all full-time employees. Annual contributions to the plan are determined by the Company's Board of Directors. Contributions of $100 and $138 were made for 2003 and 2002, respectively. At December 31, 2003 and 2002, the ESOP held 54,720, or 8.2% of the outstanding shares of the Company's common stock.

15.      COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not shown in the accompanying consolidated financial statements. The Company does not anticipate any material losses as a result of these transactions. At December 31, 2003 and 2002 the Bank had commitments to fund loans outstanding for approximately $20,458 and $18,283, respectively. The Bank also has standby letters of credit outstanding at December 31, 2003 and 2002 in the amount of $280 and $330, respectively. Such commitments and standby letters of credit are subject to the Bank's normal underwriting standards. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 2003, the Bank was committed for future minimum annual payments under noncancelable long-term lease agreements for the rental of office space as follows (in thousands):

2004                                      $401
2005                                       129
2006                                        47
2007                                        43
2008                                        44
After 2008                                  88
                                          ----
Total                                     $752
                                          ====

Rent expense for the years ended December 31, 2003 and 2002 was $395 and $409, respectively.

16.      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined the fair value of its financial instruments using the following assumptions:

Cash and Cash Equivalents, Interest-Bearing Deposits, Accrued Interest Receivable and Payable, and Repurchase Agreements - The fair value was estimated to equal the carrying value due to the short-term nature of these financial instruments.

Securities - The fair value was estimated based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

Loans - The fair value was estimated by discounting the estimated future cash flows using current rates on loans with similar credit risks and terms. It was assumed that no prepayments would occur due to the short-term nature of the portfolio (five years or less) and based upon the Company's historical experience.

Deposits - The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting the estimated future cash flows using current rates on time deposits with similar maturities.

Commitments to Fund Loans and Standby Letters of Credit - The majority of the Bank's commitments to grant loans and standby letters of credit are generally unassignable by either the Bank or the borrower; they only have value to the Bank and the borrower.

The fair value estimates presented are based on pertinent information available as of December 31, 2003 and 2002. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

(IN THOUSANDS)                           DECEMBER 31, 2003             DECEMBER 31, 2002
                                      -----------------------       -----------------------
                                        CARRYING       FAIR         CARRYING         FAIR
                                         VALUE        VALUE          VALUE          VALUE
Assets:
    Cash and cash equivalents         $  9,194       $  9,194       $ 14,790       $ 14,790
    Interest-bearing deposits            1,337          1,337            887            887
    Investment securities              114,756        114,756        137,235        137,235
    Loans, net                         164,816        166,931        134,859        137,730
    Accrued interest receivable          1,690          1,690          1,909          1,909

Liabilities:
    Deposits                          $241,924       $242,313       $237,186       $237,581
    Short term borrowings               28,313         28,313         25,084         25,084
    Long term borrowings                 4,000          4,085          4,000          4,470
    Accrued interest payable               293            293            293            293

17.      RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors. At December 31, 2003 and 2002, these loans totaled $1,133 and $649, respectively.

Related party loans - beginning of year:                $  649       $ 640
   New loans granted                                    $  591       $ 288
   Change in employee status                            $  235          --
   Repayments                                           $ (342)      $(279)
                                                        ------       -----
Related party loans - end of year:                      $1,133       $ 649

18.      OTHER EXPENSES

Other expenses in the Consolidated Statements of Income include the following:

                                                     YEARS ENDED DECEMBER 31
                                                     ------------------------
(In thousands)                                        2003              2002
                                                     ------           -------

Director fees                                        $  217           $  263
Professional fees                                       479              675
Loan collection and repossession expenses                81              180
Bank security                                           329              316
Other                                                 2,609            2,704
                                                     ------           ------
Total Other Expenses                                 $3,715           $4,138
                                                     ======           ======

19.      PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements of IBW Financial Corporation (parent company only) as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002, follow (in thousands):

Balance Sheets                                       2003          2002
--------------
Assets:
    Deposits with subsidiary                       $   361       $    53
    Securities available-for-sale                      171           154
    Investment in subsidiary - equity method        25,848        26,049
        Total Assets                               $26,380       $26,256
                                                   =======       =======
Liabilities and Shareholders' Equity:
    Liabilities:
        Other                                      $    22       $    15
                                                   -------       -------
            Total Liabilities                           22            15
                                                   -------       -------
Shareholders' Equity
    Preferred stock                                    500           500
    Common stock                                       668           668
    Additional paid in capital                       5,051         5,051
    Retained earnings                               17,787        16,310
    Accumulated other comprehensive income           2,352         3,712
                                                   -------       -------
            Total Shareholders' Equity              26,358        26,241
                                                   -------       -------

Total Liabilities and Shareholders' Equity         $26,380       $26,256
                                                   =======       =======

Statements of Income                                              2003           2002
--------------------
Dividends from subsidiary and other income                       $   876        $   483
Expenses                                                               8             --
                                                                 -------        -------
Income before undistributed net earnings of subsidiary               868            483
Equity in undistributed net earnings of subsidiary                 1,169          1,564
                                                                 -------        -------
Net income                                                       $ 2,037        $ 2,047
                                                                 =======        =======

Statements of Cash Flows
------------------------

Cash Flows from Operating Activities:
    Net income                                                   $ 2,037        $ 2,047
    Adjustments to reconcile net income to net
        cash provided by operating activities:
        Equity in undistributed net earnings of subsidiary         1,169         (1,564)
        Other                                                         --             (2)
                                                                 -------        -------
                Net cash provided by operating activities            868            481
Cash Flows from Financing Activities: payment of dividends          (560)          (493)
                                                                 -------        -------
Increase (Decrease) in Deposits with Subsidiary                      308            (12)

Deposits with Subsidiary, Beginning of the Year                       53             65
                                                                 -------        -------
Deposits with Subsidiary, Ending of the Year                     $   361        $    53
                                                                 =======        =======



ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

         None.

ITEM 8A.  CONTROLS AND PROCEDURES

         The Company's management, under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer, evaluated, as of the last day of the period covered by this report, the effectiveness of the design and operation of the Company's disclosure controls and procedures, as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were adequate. There were no changes in the Bank's internal control over financial reporting (as defined in Rule 13a-15 under the Securities Act of 1934) during the quarter ended December 31, 2003 that has materially affected, or is reasonably likely to materially affect, the Bank's internal control over financial reporting.

                                    PART III

ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         Code of Ethics. The Company has adopted a Code of Ethics that applies to the President and Senior Vice President/Chief Financial Officer. The Company will provide a copy of the Code of Ethics without charge upon written request directed to Thomas Mclaurin, Vice President - Corporate Affairs, IBW Financial Corporation, 4912 Georgia Avenue, Washington DC 20011. The information required by this Item is incorporated by reference to, the material appearing under the captions "Election of Directors - Directors and Nominees for Election as Director" and "-

Meetings, Committees and Processes of the Board of Directors" and "Management and Executive Compensation - Executive Officers Who are Not Directors" in the Company's definitive proxy statement for the 2004 Annual Meeting of Shareholders.

ITEM 10.  EXECUTIVE COMPENSATION.

         The information required by this Item is incorporated by reference to, the material appearing under the captions "Management and Executive Compensation
- Executive Compensation" and "- Compliance with Section 16(a) of the Securities Act of 1934" in the Company's definitive proxy statement for the 2004 Annual Meeting of Shareholders.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The Company does not maintain any equity compensation plans. The other information required by this Item is incorporated by reference to, the material appearing under the caption "Share Ownership of Directors, Executive Officers and Certain Beneficial Owners" in the Company's definitive proxy statement for the 2004 Annual Meeting of Shareholders.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The information required by this Item is incorporated by reference to, the material appearing under the caption - "Management and Executive Compensation - Certain Relationship and Related Transactions" in the Company's definitive proxy statement for the 2004 Annual Meeting of Shareholders.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K

(A) EXHIBITS

Exhibit No.       Description of Exhibits
-----------       -----------------------

3(a)              Certificate of Incorporation of the Company, as amended (1)
3(b)              Bylaws of the Company (2)
4(a)              Specimen certificate for the common stock, $1 par value, of the Company (3)
4(b)              Designation of the Series A Non-Voting Preferred Stock (4)
11                Statement Regarding Computation of Per Share Earnings
21                Subsidiaries of the Registrant

         The sole subsidiary of the Registrant is Industrial Bank, National Association, a national banking association organized under the laws of the United States

31(a)             Section 302 Certification of B. Doyle Mitchell, Jr.
31(b)             Section 302 Certification of Thomas A. Wilson, Jr.
32(a)             Certification of B. Doyle Mitchell, Jr.
32(b)             Certification of Thomas A. Wilson, Jr.

-----------------------------
(1) Incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated September 25, 1997.
(2) Incorporated by reference to Exhibit 2(b) to the Company's Registration Statement on Form 10-SB
(3) Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 10-SB
(4) Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated September 25, 1997.

(B)  REPORTS ON FORM 8-K

         No reports on Form 8-K were filed during the fourth quarter of 2003.

Item 14. Principal Accountant Fees and Services The information required by this
Item is incorporated by reference to the material appearing under the caption "Independent Public Accountant - Fees Paid to Independent Accounting Firm" in the Company's definitive proxy statement for the 2004 Annual Meeting of Shareholders.

                                   SIGNATURES

         In accordance with Section 13 of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 IBW FINANCIAL CORPORATION

March 30, 2004                   By:  /s/ B. Doyle Mitchell, Jr.
                                     --------------------------------------
                                      B. Doyle Mitchell, Jr., President

         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                  SIGNATURE                          POSITION                           DATE

 /s/ Clinton W. Chapman                     Chairman of the Board of Directors          March 30, 2004
------------------------------------
Clinton W. Chapman

 /s/ B. Doyle Mitchell, Jr.                 President, Chief Executive Officer          March 30, 2004
------------------------------------        And Director (Principal Executive Officer)
B. Doyle Mitchell, Jr.

 /s/ Massie S. Fleming                      Secretary and Director                      March 30, 2004
------------------------------------
Massie S. Fleming

 /s/ Robert R. Hagans                       Director                                    March 30, 2004
------------------------------------
Robert R. Hagans

 /s/ Benjamin L. King                       Vice Chairman of the Board                  March 30, 2004
------------------------------------          of Directors
Benjamin L. King

/s/ Pamela King                             Director                                    March 30, 2004
------------------------------------
Pamela King

 /s/ Cynthia T. Mitchell                    Director                                    March 30, 2004
------------------------------------
Cynthia T. Mitchell

 /s/ Emerson A. Williams                    Director                                    March 30, 2004
------------------------------------
Emerson A. Williams

 /s/ Thomas A. Wilson                       Senior Vice President, Treasurer            March 30, 2004
------------------------------------        (Principal Financial and
Thomas A. Wilson, Jr.                       Accounting Officer)


                                                                      Appendix B

                      Opinion of Danielson Associates, Inc.

                      [Letterhead of Danielson Associates]


                                                               December 28, 2003


The Board of Directors
IBW Financial Corporation
4812 Georgia Avenue, N.W.
Washington, DC 20011


Dear Board Members:

         Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent appraisal of the "fair" market value of the common stock of IBW Financial Corporation ("IBW" or "the Bank") of Washington, D.C. as of December 15, 2003. Market value is defined as the price at which the common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts and assuming a significant amount of stock changing hands daily to assure a true reflection of market forces.

         This "fairness" opinion is based on data supplied by IBW to Danielson Associates and its regulators, but relies on some public information, all of which is believed to be reliable, but the accuracy or completeness of such information cannot be guaranteed. In particular, this "fairness" opinion assumes that there are no significant loan quality problems beyond what has been stated in IBW's quarterly reports to the Federal Deposit Insurance Corporation ("FDIC").

         In determining the "fair" value of the common stock of IBW, primary emphasis has been given to the stock prices of publicly-traded banks that have comparable financial, market and structural characteristics, and the relationship of these prices to earnings.

         Based on these comparisons, an analysis of IBW's past performance and future potential and by applying discounts for growth, market, stock liquidity and its minority ownership, it has been established that the "fair" value of its common stock as of December 15, 2003 is between $34.40 and $42.20 per share with the midpoint being $38.30 per share. Any price in this range would be "fair" to current shareholders.

                                                    Respectfully submitted,

                                                    /s/ Arnold G. Danielson

                                                    Arnold G. Danielson
                                                    Chairman
                                                    Danielson Associates Inc.

                                 REVOCABLE PROXY
                            IBW FINANCIAL CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby makes, constitutes and appoints Clinton W. Chapman and Pamela L. King, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of IBW Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Special Meeting of Shareholders to be held on ______, 2004, and at any adjournment or postponement of the meeting.

REVERSE/FORWARD SPLIT

         |_| FOR    |_| AGAINST    |_| ABSTAIN the proposal to amend the
             Articles of Incorporation to effect the one for 101 reverse split, resulting in holders of 100 or fewer shares receiving cash, followed by the 101 for one forward split.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Reverse/Forward Split. IN ADDITION, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDER(S) UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.


                                                  ------------------------------
                                                  Signature of Shareholder


                                                  ------------------------------
                                                  Signature of Shareholder

                                                  Dated: _________________, 2004

    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.